EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2009 – 2010

AUDAX AT FIDELIS

QUEENSLAND TREASURY CORPORATION

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2009 – 2010

Contents

Queensland Treasury Corporation Overview 1

Five-year Business Summary 2

Chairman’s and Chief Executive’s Report 4

Customer Report 7

Investor Report 10

Corporate Report 17

A message from Sir Leo 19

Queensland Treasury Corporation Board 20

Corporate Governance 24

Economic and Fiscal Report 26

Financial Statements 31

Appendices 78

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs, and delivering solutions to meet those needs.

Values

Open communication

Respect for the individual

Integrity and honesty in all our dealings

Good corporate citizenship

Strong commitment and valuable contributions

Queensland Treasury Corporation

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility for:

•	sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	providing financial and risk management advice to the Queensland Government and its Queensland public sector customers on financial risk issues, and

•	investing the State’s short- to medium-term cash surpluses, to maximise returns to customers through a conservative risk management framework.

QTC does not formulate policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt. With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State. We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities

•	working as a conduit between the Government and the private sector, and

•	using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment. Customers can choose from an overnight facility, a managed short-term fund or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    1

Five-year Business Summary

	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09	FINANCIAL YEAR 2009–10

Financial
CAPITAL MARKETS OPERATIONS
Operating Statement ($000)
Interest from onlendings	572 306	768 624	1 489 666	3 614 201	4 062 092
Management fees	22 698	24 820	31 504	41 380	50 142
Interest on borrowings	857 281	1 144 884	2 077 211	4 431 033	4 901 512
Interest on deposits	302 987	316 880	471 014	394 238	195 413
Profit/(loss) before income tax	62 310	59 589	(65 024)	53 430	243 510
Income tax expense	12 741	13 740	15 681	10 227	34 074

Profit /(loss) for the year	49 569	45 849	(80 705)	43 203	209 436

BALANCE SHEET ($000)
Total assets	33 492 178	40 612 318	49 915 436	71 517 525	74 385 172
Total liabilities	33 164 678	40 238 969	49 622 792	71 181 678	73 839 889

Net assets	327 500	373 349	292 644	335 847	545 283

Customer
SAVINGS FOR CUSTOMERS ($M)
Savings due to portfolio management	46.5	(13.1)	18.7	6.2	(18.8)
Savings due to borrowing margin	74.4	82.1	145.2	256.7	395.2
Total savings for customers	120.9	69.0	163.9	262.9	376.4
Cumulative savings for customers	1 466.4	1 535.4	1 699.3	1 962.2	2 338.6

LOANS TO CUSTOMERS
Loans ($000)	19 831 582	24 268 854	32 911 506	44 407 516	55 113 222
Number of onlending customers	321	313	280	243	275
Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.19	0.21	0.20	0.21	0.21
3 Year Debt Pool	0.27	0.00	0.08	0.07	(0.07)
6 Year Debt Pool	0.23	(0.06)	0.05	0.04	(0.08)
9 Year Debt Pool	0.20	(0.18)	(0.05)	0.01	(0.07)
12 Year Debt Pool	0.24	(0.22)	(0.04)	0.07	(0.08)
15 Year Debt Pool	0.23	(0.12)	0.01	0.16	(0.05)

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    2

	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09	FINANCIAL YEAR 2009–10

MANAGED FUNDS
Deposits ($000)	5 329 329	7 698 426	8 251 872	7 793 010	4 660 960
Number of depositors	253	254	214	214	207
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.16	0.17	0.22	0.04	0.36

Financial Markets
Debt outstanding* ($000)	27 519 577	32 074 526	40 728 150	62 624 234	68 885 406
QTC bond rates (%)
September 2007	6.00	6.37	—	—	—
July 2009	5.99	6.68	7.40	3.13	—
May 2010	6.00	6.72	7.39	3.38	—
June 2011	6.01	6.74	7.31	4.32	4.60
April 2012	—	—	7.26	4.95	4.67
August 2013	6.00	6.69	7.17	5.54	4.86
November 2014	—	—	—	—	5.26
October 2015	6.02	6.66	7.04	5.86	5.17
April 2016	—	—	—	—	5.49
September 2017	—	6.64	7.00	6.11	5.36
June 2019	—	—	—	6.29	5.48
February 2020	—	—	—	—	5.77
June 2021	6.02	6.58	6.94	6.34	5.59
March 2033	—	—	—	6.37	5.79
QTC Capital-Indexed Bond rates (% at 30 June)
August 2030	2.51	2.79	2.32	3.67	3.39
Average basis point margin of 1st tier semi-government bonds to +
Commonwealth bonds #	22	32	56	50	41
Swap #	(23)	(21)	(52)	19	11
AAA credit (non-govt) #	(31)	(30)	(144)	(218)	(114)
QTC global and domestic bonds on issue at face value ($000)	26 903 063	33 000 416	41 833 356	56 394 453	61 424 032

Corporate
Number of employees	132	148	160	180	176
Administration expenses ($000)	24 034	27 604	28 453	39 156	34 519

*	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.
#	Data sourced from CBA Spectrum (Australian dollar denominated).
+	1st tier semi-government bonds includes QTC, NSWTC and TCV (Composite Fair Value Curve), average is across 1-10 years.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    3

Chairman’s and Chief Executive’s Report

WE ALSO ACHIEVED QUANTIFIABLE SAVINGS FOR CUSTOMERS AND THE STATE OF $376.4 MILLION (2008–09: $263 MILLION), PRINCIPALLY RELATED TO OUR ABILITY TO ADD VALUE THROUGH THE MANAGEMENT OF BORROWING MARGINS.

Alex Beavers

Chairman (Acting)

Stephen Rochester

Chief Executive

In a year characterised by moderate global growth and improvements in general market liquidity that was supported by high levels of monetary and fiscal stimulus, Queensland Treasury Corporation successfully raised more than $20 billion—the State’s largest-ever funding program.

For the year ending 30 June, we achieved an accounting profit from our capital markets operations of $209.4 million (2008–09: $43.2 million profit).

Separate from our capital markets’ operations, the long term assets operations recorded a profit of $586.8 million, partially reversing the significant losses recorded last year ($4.6 billion loss) following poor performance in the equity, property and credit markets.

The long term assets segment comprises the investments that fund the State’s superannuation and other long-term obligations that were transferred to QTC by the State Government under an administrative arrangement. In return, QTC issued the State with a fixed-rate note that provides the State with a fixed rate of return, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. These assets continue to be managed by Queensland Investment Corporation.

The accumulated losses incurred by the long term assets segment to date have no impact on QTC’s capacity to meet its obligations, as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any QTC losses are the responsibility of the Consolidated Fund of the Queensland Government.

We also achieved quantifiable savings for customers and the State of $376.4 million (2008–09: $263 million), principally related to our ability to add value through the management of borrowing margins.

Funding Queensland’s borrowing program

On 16 June 2009—and following its announcement the previous day of the $18 billion AUD requirement for the 2010–11 Borrowing Program—Queensland took the significant decision to accept the Australian Government’s offer of a guarantee for its existing AUD benchmark bond lines with maturities between 12 months and 15 years.

This decision followed an extended period of severe market turmoil, fierce competition for term funding from commercial institutions that had already secured a guarantee from the Australian Government, and feedback from members of our AUD Global Fixed Interest Distribution Group, as well as major investors.

In January 2010, in recognition of the time-limited nature of the Australian Government guarantee offer, we implemented a strategy to begin rebuilding QTC’s yield curve of bonds with the exclusive guarantee of the State Government of Queensland, and issued $4 billion AUD benchmark bonds maturing in 2014. At the time, this transaction was reported to be the largest-ever AUD domestic syndicated benchmark bond line launch by a semi-government authority.

At 30 June 2010, more than 70% of QTC’s State Government Guaranteed AUD benchmark bonds were also guaranteed by the Australian Government, and we had pre-funded approximately $6 billion of our 2010–11 borrowing program of $18 billion.

Looking ahead, we will take advantage of continued, strong investor demand to build QTC’s yield curve of State Government-guaranteed benchmark bond lines. This will provide investors with a viable alternative of well-established, liquid benchmark bonds that complement our existing Australian Government-guaranteed benchmark maturities, and help minimise the risk of any disruption to investors from the pending withdrawal of the Australian Government guarantee on 31 December 2010.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    4

Infrastructure funding

Significantly, with improvements in the global markets over the past year, we are observing an increasing array of ‘innovative’ financing arrangements being proposed for infrastructure funding.

QTC’s primary role and function is to provide low-cost, least-risk funding for the Queensland Government. In fulfilling this core role, we are concerned that these innovative funding proposals are obscuring the real issue, which is the Government’s capacity to pay for services, rather than the capacity to finance infrastructure services.

Robust debate is essential to delivering optimal outcomes and QTC has been recognised in the past for challenging assumptions and arguing that every dollar lost through less-than-optimal risk-sharing, procurement and financing decisions ultimately reduces the amount of money available to provide services to the community. In the past six months, we have been particularly interested in the debate generated by two Queensland academics (supported by QTC) that challenges the methodology around determining discount rates and introduces the concept of a negative beta for projects owned by the private sector that require government payments (www.business.uq.edu.au/ display/teach/ppp).

We recognise that government should be able to choose to pay more for infrastructure delivery, as long as the amount of risk that is transferred to the private sector is commensurate with the increased cost.

However, we also believe that debate around the sources of funding—particularly the use of or access to superannuation funds—is diverting valuable discussion regarding the capacity of government and the broader community to pay for infrastructure when compared to the benefits generated from that infrastructure. The use of alternative funding sources does not remove the need for the community, either directly or as taxpayers, to pay for infrastructure.

There are numerous complexities within a project’s decisions around investment, procurement, financing and whole-of-life management, but none is more crucial than determining what infrastructure is to be provided and the government’s capacity to pay for that infrastructure over its life.

Looking ahead, we see an opportunity for increased levels of Commonwealth support for essential state-run infrastructure projects to match the greater share of economic benefit captured by the Commonwealth. We also welcome future debate that better assesses what infrastructure and services are provided, given the community’s infinite demand for such services, its capacity to pay for such services, and the way in which those services are financed (including the sharing of costs and better attribution of benefits between the Commonwealth and the states).

Global financial markets environment

The first half of the financial year was characterised by a sense of optimism, as the financial markets’ appetite for risk returned as governments’ stimulus programs and inventory re-stocking led to a sharp improvement in economic activity. The global economic recovery, however, unfolded at varying paces, with developing countries, particularly those in Asia, expanding, but major advanced economies, such as the United States and the Euro Area, recording growth at a slower rate. The weakened economic prospects for countries in the Euro Area were compounded in the latter part of the financial year by the emergence of a sovereign debt crisis, which has become widespread and, as a result, volatility in markets increased and credit spreads again widened.

While the end of the financial year saw these concerns ease, a degree of uncertainty remains about future economic and financial conditions. The unprecedented pre- and post-GFC accumulation of debt by the public sector globally is now seen as unsustainable and, as a result, we now expect a protracted period of debt reduction. During this period, private sector demand for credit and bank supply of credit are both expected to be subdued, which will constrain consumption and, therefore, investment by the private sector.

Public sector spending is also likely to be lower, as budget deficits are cut and debt is repaid. Economic growth is likely to be structurally lower, with a subdued and uneven pace in the global recovery and periods of increased financial market volatility to be expected.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    5

Chairman’s and Chief Executive’s Report (CONTINUED)

Australian economy

Australia emerged relatively unscathed from the GFC, mostly due to its healthy banking sector, its relatively strong and growing trade relations with China and Asia, the policy responses of its fiscal and monetary authorities, and its flexible exchange rate. In the view of the Reserve Bank of Australia, the outlook improved sufficiently to allow the emergency monetary policy settings implemented at the height of the crisis to be unwound.

Over the medium term, the prospects for the Australian economy are bright, given our integration with the rapidly-growing Asian region. The continued industrialisation and urbanisation processes underway in these countries will support investment in Australia’s resources sector, as demand for commodities remains high. This will ultimately flow through to higher incomes and employment in the broader economy, but will pose challenges in the form of higher inflation, interest rates and value for the Australian dollar.

We anticipate housing and business investment (outside of the mining sector) is likely to remain somewhat subdued, as demand for and supply of bank credit remains weak while the private sector focuses on reducing the amount of debt on its balance sheet.

Looking ahead

This year saw the progression of two of the largest organisation-wide initiatives QTC has ever undertaken. The design and transition to our new customer-centric operating model and structure and the ongoing development of our online environment for customer transactions are both major investments in improving the service we deliver to customers.

Over the next 12 months, we are confident our new structure, with its multi-functional teams and additional depth of management expertise, will enable QTC to be more responsive to our customers’ needs in what has become a more complex and difficult marketplace. Similarly, the new customer transaction system that will be delivered in 2011 will provide customers with significant autonomy with routine financial management transactions, and generate efficiencies for QTC that will enable us to focus more resources on high-priority, value-adding advisory work.

Both projects have required, and will continue to require, significant commitment and effort from QTC’s employees. Our people have stepped up to the task, collectively and individually making all of QTC’s and its customers’ achievements a reality. We recognise the importance of a quality workforce, and thank each and every employee for their contribution over the past 12 months.

We would also like to thank QTC’s Board of Directors, whose sound counsel continues to guide us through the most challenging period in our history.

On a final note, and on behalf QTC’s Board, employees, customers, and our financial markets partners, we would like to acknowledge the profound contribution of QTC’s recently retired Chairman, Sir Leo Hielscher AC. His wisdom, expertise, guidance, warmth, wit and good humour has helped create and grow this organisation, and we are truly appreciative of his Chairmanship over the past 22 years. And, given his appointment as QTC’s honorary Foundation Chairman, we now look forward to benefiting from Sir Leo’s counsel in the years to come.

We are confident that QTC is well placed to continue its delivery of quality results for both our customers and the State.

ALEX BEAVERS

Chairman (Acting)

STEPHEN ROCHESTER

Chief Executive

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    6

Customer Report

CUSTOMERS ARE NOW BENEFITING FROM IMPROVED ACCESS TO THE QTC SERVICES THEY NEED, AS WELL AS QTC’S NEWLY REFOCUSED DELIVERY OF TARGETED, CUSTOMER-SPECIFIC ADVISORY SERVICES.

QTC delivered strong customer outcomes in 2009–10, despite continuing constraints in the financial markets. Through our financial and risk management advisory services we helped Queensland’s Government departments, local governments, and other Government Owned Corporations and entities, to deliver better outcomes and better manage their financial risks.

New groups formed to enhance service provision

Midway through the financial year, we restructured our organisation to better align our capabilities to meet our customers’ needs. By matching our service structure more closely to our customers’ needs profile, we expect to achieve a closer level of collaboration with our customers, which will result in better strategic financial and risk management for both our customers and the State.

Our new structure divides our customer service functions into four new areas: Financial Solutions Group, Business Solutions Group, Strategic Partnering Group, and Treasury Department Group. Customers are now benefiting from improved access to the QTC services they need, as well as QTC’s newly refocused delivery of targeted, customer-specific advisory services.

Increased benefits through improved advice

Throughout the year, QTC worked closely with customers to identify funding options that would deliver the most significant customer benefits from a cost and debt management perspective. In addition, we assisted our customers to better understand and manage the financial risks associated with a number of large projects.

These customer benefits principally related to our ability to access cost-effective debt funding from the wholesale funding markets, which is then used to fund our customers (with an approximate 0.10% margin added to cover our costs).

Throughout the year, we took advantage of opportunities to match demand from customers for borrowings and duration lengthening, and to allocate debt issuance directly to customers, saving them additional transactional and hedging costs, and optimising the whole-of-State cost of funding.

Other notable initiatives that helped achieve customer and State benefits for 2009–10 included:

•         Refinancing approximately $8 billion of existing debt for both ENERGEX and Ergon (regulated energy businesses) together with $1.7 billion (Ergon) and $2.0 billion (ENERGEX) of future years’ borrowings. This has ensured these customers will be able to fund their existing businesses at a favourable cost in accordance with their risk management objectives.

•         Completing a business analysis for the South-East Queensland (SEQ) bulk water entities of their cash flow management process to identify models, tools and systems that will improve short-term cash flow forecasting and debt management arrangements across the SEQ Water Grid.

•         Negotiating new QTC commercial loan and inter-creditor agreements and pricing for SEQ retail-distribution water entities, as well as undertaking credit and capital structure reviews and ongoing treasury management for local government shareholder loans to the water entities.

•         Developing a tailored leasing solution for Brisbane City Council’s (BCC) Willawong Bus Depot, achieving significant savings over private sector options.

•         Advising Queensland Health on the financial aspects of the Queensland Children’s Hospital Project.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    7

Customer Report (CONTINUED)

Delivered stronger risk management

Given the volatility within the markets, the economy and their own industries, our customers require regular reviews of their significant financial risks, and the development and implementation of robust strategies to help protect them.

In 2009–10, QTC continued to closely monitor the aftermath of the global financial crisis and kept customers informed of relevant emerging changes. During the year, we achieved significant progress in strengthening risk management practices for specific customers and customer groups.

Among our initiatives, we:

•	reviewed the credit quality of all of the major service providers to government, to ensure they have the financial capacity to deliver the contracted projects and/or services

•

developed an alternative methodology for determining the regulated cost of debt for use in the pricing of bulk water. The alternative greatly reduces risk for the bulk water entities, consumers and the State, compared to the current regulatory approach

•	conducted capital structure reviews of all Government Owned Corporations (GOCs) to ensure that they are adequately capitalised

•	provided financial and risk management advice on the State’s ongoing investment in the QR passenger service, and

•	completed credit reviews for the seven largest local governments and all GOCs for use by those organisations and the Government to improve understanding of the risks to their businesses.

Offered innovative infrastructure procurement outcomes

In support of the Government’s considerable capital program, we developed tailored procurement solutions for Queensland Treasury, the Department of Education and Training, and Queensland Health by offering funding alternatives that lowered the cost of funding and delivered low-risk outcomes. We assisted customers and stakeholders to improve the evaluation of potential delivery models on projects including the proposed Gold Coast Rapid Transit, Sunshine Coast Hospital, and Queensland Children’s Hospital.

Enhanced local government outcomes

During 2009–10, QTC developed a water pricing model, with significant input and support from Townsville Regional Council, and assistance from the regional councils of Mackay, Toowoomba and Rockhampton, and the Queensland Competition Authority. The new water pricing model models all aspects of a local government’s water operations, including sewerage, and provides outputs for use in the local government’s capital works plan, income statements, balance sheets and cash flow statements.

This robust, user-friendly model can be used by all local governments, facilitating compliance with competition policy principles and enabling local governments to better understand their water businesses.

We also assisted Toowoomba Regional Council to better understand the pricing scenarios for water supply, which led to major changes to the pricing of water to Toowoomba residents and helped the Council in its negotiations with the State Government to gain access to water from the SEQ Water Grid.

In South-East Queensland, we provided advice around capital structure for the three new SEQ local government-owned water entities, which are now providing water distribution and retail water services to local residents. Subsequently, we undertook credit reviews and entered into commercial loan agreements with these entities. In addition to providing interest rate risk advice, we are also providing ongoing corporate treasury services to these new businesses.

In addition to the credit reviews mentioned earlier, we also undertook financial sustainability reviews for local governments, statutory bodies and grammar schools, to assist their understanding of their financial risks and propose strategies to manage those risks. These credit and sustainability reviews are seen as increasingly important by the local governments that have to manage their businesses in an increasingly complex environment with increasing demands around the range and quality of services they offer. Within this context, credit and sustainability reviews provide an external review of the affordability of initiatives, as well as insight into the local government’s key risks and/or issues.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    8

Local Government Infrastructure Services

Local Government Infrastructure Services Pty Ltd (LGIS)—a joint initiative between QTC and the Local Government Association of Queensland—provides Queensland’s local governments with a range of support services to meet their infrastructure project needs. As part of QTC’s organisational restructure process, LGIS also adjusted its corporate strategy to ensure closer alignment with QTC and refocused its business on the emerging and priority needs of Queensland’s local government, particularly around managing the procurement and delivery of infrastructure.

WATER, WASTE AND WASTEWATER INITIATIVES

During the year, LGIS led a number of important initiatives to support water, waste and wastewater infrastructure. These included working with local government representatives to generate support for alternative waste technology projects, develop innovative regional waste strategies, and optimise funding for the delivery of wastewater treatment and reticulation infrastructure.

An important aspect of this work has been to ensure efficiency in delivery and use of water and energy through the South East Queensland Pressure and Leakage Management Project (generating total savings of up to 60 megalitres of water per day). The Cloncurry WaterWise Project has helped this small remote community with limited access to water save almost 47 megalitres per annum and reduce their energy demand by 509 MWh per annum (equivalent to 584 tonnes of CO2 per annum).

STATE ENERGY DEMAND MANAGEMENT

LGIS is 18 months into the delivery of the ClimateSmart Home Service, a $60 million State Government-funded project to retrofit 260,000 Queensland homes with energy-efficient devices. At the end of the 2009–10 year, the program had completed more than 170,000 retrofits, with customer satisfaction ratings of 96%. The success of the initiative has led to its adoption by local governments in the United Kingdom and Canada.

CORPORATE ADVISORY SUPPORT

LGIS also generated significant benefits to its local government customers by completing a significant number of individual financial advisory and support assignments, developing business cases, undertaking financial analysis and guiding procurement projects.

Improved understanding through training and support

QTC believes increasing customer financial and risk management knowledge is complementary to providing value-adding solutions, and offers a range of training opportunities to support customers’ business objectives.

Our courses include an industry-specific approach and education tailored to customers’ particular needs.

During the year, QTC’s training initiatives included:

•	whole-of-Government cash forecasting courses to build and strengthen this key Government finance skill

•	water forums, bringing key stakeholders together to discuss the financing, operational and policy issues affecting the SEQ bulk water entities

•

interactive workshops for a variety of different customer groups to increase awareness and build understanding of topics such as local government finances, financial sustainability, financial modelling, and cost of capital principles, and

•	the delivery of our interactive Corporate Treasury Management course (run over three days) to build customers’ understanding of interest rate risk, and cash and liquidity management.

Encouraged greater collaboration and satisfaction

QTC continues to focus on enhancing customer relationships and building strong partnerships. While informal feedback is indicating our new organisational structure is already increasing satisfaction, it is too early to determine a quantifiable measure of this. Over the past six months, we have been pleased with the ongoing indications of developing, healthy and proactive partnerships, demonstrated through the frequent requests for secondments of QTC staff to contribute to our customers’ businesses and projects. These secondments have ranged from key individuals for short-term expert placements, to teams of staff, particularly our financial modellers, for extended periods.

In addition, the regular, spontaneous requests for specialist financial consultancy services, such as tailored procurement advice and support, and complex financial modelling for project capital and operating costs, have demonstrated that QTC continues to deliver customer-valued advice and support.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    9

Investor Report

AT 30 JUNE 2010, MORE THAN 70% OF QTC’S STATE GOVERNMENT GUARANTEED AUD BENCHMARK BONDS WERE ALSO GUARANTEED BY THE AUSTRALIAN GOVERNMENT. THESE BONDS ARE GUARANTEED BY THE SOVEREIGN UNTIL MATURITY AND RATED AAA/ Aaa BY STANDARD & POOR’S AND MOODY’S RESPECTIVELY.

The 2009–10 financial year was an exceptional one for Queensland and QTC, as it was the first time ever QTC’s benchmark bonds carried the guarantee of both the Australian and Queensland governments.

Solid commitment to investors

As the issuer of the largest semi-government bond lines in the Australian market—with average line outstandings in Australian Government Guaranteed bonds of AUD6.7 billion, and AUD4.5 billion in State Government Guaranteed bonds at 30 June 2010—QTC acknowledges and supports investors’ requirements for access to large, liquid bond lines with competitive two-way pricing available at all times.

QTC has been able to consistently deliver optimal outcomes through its regular issuance activity and the support of its well-established distribution group of global bank intermediaries.

In February 2010, as conditions generally improved in global financial markets, the Australian Government announced that it would no longer offer to guarantee new state government borrowings after 31 December 2010. Following that announcement, we have focused our funding strategy on transitioning from issuing AUD benchmark bonds covered by both the Australian Government Guarantee and the State’s own Government Guarantee, to issuing bonds exclusively guaranteed by the State Government of Queensland (consistent with the proven funding arrangements which existed prior to the onset of the global financial crisis).

While QTC’s ultimate objective is to secure term funding without the assistance of the Australian Government Guarantee, we are also very mindful of our investors’ requirements, particularly their need for investments in bond lines that have a reasonable volume on issue. With Queensland’s ongoing long-term capital works program to fund, we are committed to maintaining reasonable outstandings as far as possible in all benchmark bond lines on issue, whether they be guaranteed by the Australian Government or not.

FUTURE FUNDING STRATEGY

QTC plans to continue to establish new State Government Guaranteed benchmark bond lines, adding to the existing State Government Guaranteed 2014, 2016 and 2020 benchmarks, to fill maturity gaps out to 10 years and longer. These State Government Guaranteed benchmark bond lines will complement existing Australian Government Guaranteed benchmark maturities, and will be achieved through primary issuance, as well as consolidation switches from Australian Government Guaranteed lines.

As we establish new State Government Guaranteed benchmark bond lines, we will build these lines to meet customer borrowing requirements through the usual tap, tender and switch processes.

The timing of the establishment of additional State Government Guaranteed benchmark bond lines will depend on investor demand, QTC customer requirements, and market conditions.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    10

Year in review

On 16 June 2009, Queensland accepted the Australian Government’s offer of a guarantee to apply to its existing Australian dollar denominated benchmark bond lines with maturities ranging between 12 months and 15 years, and formally took up the guarantee in September.

Queensland implemented this significant decision following an extended period of severe market turmoil resulting from the global financial crisis, strong competition for term funding from commercial institutions that had previously secured a guarantee from the Australian Government, and feedback from its major investors and members of QTC’s Distribution Group.

Following the take-up of the Australian Government Guarantee, selected AUD benchmark bonds now also carry the full guarantee of the Australian (and Queensland) Government.

A SUCCESSFUL BORROWING PROGRAM

Despite the uncertain market environment and the impending changes to the availability of the Australian Government Guarantee, QTC successfully completed its largest-ever annual Borrowing Program of more than $20 billion in

2009–10.

QTC’s ability to attract funds from a broad base of investors located domestically and offshore can be largely attributed to its key funding principles:

1.	Conservative

QTC consistently maintains a balanced debt maturity profile supported by adequate liquid reserves. All reserve funds are invested within tight credit constraints approved by QTC’s Board.

2.	Prudent risk management

QTC’s overall financial risk management program focuses on managing volatility and seeks to minimise the potential adverse effects of financial risks on the financial performance of QTC and its customers. All financial risk management activities are conducted within conservative, Board- approved policies, and robust systems are in place for managing and monitoring financial risks.

As the State’s provider of corporate treasury services, QTC borrows in advance of its customers’ requirements to ensure Queensland’s public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing debt.

QTC currently uses a value-at-risk framework to manage its exposure to market risk. All foreign currency borrowings are fully hedged.

3.	Transparency

In recognition of the importance of ensuring the market has the necessary information to efficiently price QTC’s bonds, meetings are conducted regularly with both current and potential investors and market intermediaries around the world. We value feedback on our investors’ funding preferences and QTC’s overall funding activities and use this information to help determine future funding decisions.

4.	Committed to our long-term investor and market intermediary relationships

QTC’s annual roadshow program and other forms of investor contact demonstrate a continued commitment to a long-term relationship with investors and market intermediaries. The program is structured to ensure:

•

regular updates regarding QTC’s capital market operations and Queensland’s fiscal/economic position are provided to the market in order to achieve strong, ongoing acceptance of QTC securities domestically and across the globe, and

•

investors are provided with the opportunity to discuss Government policy first hand with senior Queensland representatives, to gain a better understanding of Queensland’s fiscal and economic outlook and QTC’s philosophy towards debt issuance and liability management.

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Investor Report (CONTINUED)

RE-ESTABLISHING OUR STATE GOVERNMENT GUARANTEED YIELD CURVE

In January 2010, QTC issued AUD4 billion of benchmark bonds maturing in 2014, and guaranteed exclusively by the Queensland State Government. This transaction was reported to be the largest AUD domestic syndicated benchmark bond issue ever undertaken by a semi-government authority.

In response to this strong investor demand for Queensland term credit, we continued to reconstruct a yield curve comprising exclusively State Government Guaranteed bonds to sit alongside QTC’s established Australian Government Guaranteed curve, launching two significant new issues maturing in 2020 and 2016 respectively.

LIQUIDITY AND TURNOVER

In our pursuit of a global approach to funding the State’s requirements, and to assist in the global distribution, pricing support and liquidity of QTC Bonds, QTC has appointed the following 12 leading global banks to its Distribution Group:

•	ANZ Banking Group

•	Citi

•	Commonwealth Bank of Australia

•	Deutsche Bank

•	JPMorgan

•	National Australia Bank Limited

•	Nomura International

•	RBC Capital Markets

•	Royal Bank of Scotland

•	TD Securities

•	UBS Investment Bank

•	Westpac Banking Corporation

As QTC raises all of its wholesale funds via these market intermediaries, it views its relationship with each individual distribution group member as a mutually-beneficial partnership. QTC’s distribution group members are selected based on their commitment to the Australian fixed interest securities market and their distribution capabilities in various global markets. QTC is committed to ensuring that its distribution group members are fully updated on the State’s fiscal and economic circumstances, so that they have all necessary information required to assist investors in their investment choices.

In 2009–10, QTC’s investor roadshow activities included:

•	Budget and Borrowing Program Update, Sydney and Melbourne, August 2009

•	Worldwide Investor Roadshow, Japan, Europe, UK and US, September–October 2009

•	QTC/CBA Central Bank and Investor Conference, Queensland, October 2009

•	Asian Central Bank Roadshow, Taiwan and Korea, November 2009

•	Investor Roadshow, New Zealand, January 2010

•	Investor Roadshow, Middle East, February–March 2010

•	Investor Lunch with Queensland Premier, New York, May 2010

•	Budget and Borrowing Program Update, Sydney and Melbourne, June 2010

•	Budget and Borrowing Program Update, Tokyo, June 2010

QTC has a long-standing commitment to ensuring regular interaction with its investors, through its annual roadshow program. We believe our willingness to meet and discuss all facets of our business with our investors is integral to our ability to maintain a leading position in the Australian semi-government sector.

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QTC’s principal source of funding is through its AUD benchmark bond program’s domestic and global tranches, which are exempt from Australian Interest Withholding Tax. The domestic AUD benchmark bonds are issued on a tap, tender, reverse enquiry and syndication basis. The AUD denominated global benchmark bonds are offered on a reverse enquiry basis and are transferable, solely at the investor’s discretion, into equivalent domestic benchmark bond lines.

During 2009–10, QTC had up to ten domestic benchmark bond lines on issue, maturing from 2011 to 2021. Minimum target outstandings for each of these lines is AUD2 billion per line, while the average line size is in excess of AUD6 billion. The Australian Government Guarantee applies to all existing AUD domestic benchmark bonds on issue as at 18 September 2009 and maturing within 12 and 180 months. In addition, a domestic preferred bond line maturing in 2033 and a capital-indexed bond maturing in 2030 are also outstanding.

QTC has a diverse range of borrowing facilities. The AUD benchmark bond facility generates the majority of term funding (85%–95%) providing for large liquid individual lines. The balance of the funding requirement is sourced through a diverse range of facilities including commercial paper, Euro and US medium-term note (Uridashi, Samurai, Kauri, Eurobond, etc) and private placement. All facilities are regularly updated as required so that investor demand can be met where possible when opportunities arise.

Turnover in global benchmark bonds has generally declined since domestic benchmark bonds became eligible for exemption from Australian Interest Withholding Tax in December 2008 as the majority of investors have now switched to the equivalent benchmark bonds issued under the domestic program.

FURTHER HIGHLIGHTS

On 15 June 2010, QTC announced its Borrowing Program requirement of AUD18 billion for the 2010–11 financial year.

During the year, the following AUD benchmark bond lines were launched:

ISSUE DATE	MATURITY DATE	AMOUNT ISSUED

21 January 2010	21 November 2014	AUD	4.0 billion
23 February 2010	21 February 2020	AUD	2.5 billion
21 April 2010	21 April 2016	AUD	3 billion

•

QTC’s debt on issue reached more than AUD65 billion during 2009–10, and we maintained our position as the issuer of the largest Australian semi-government bond lines in both the Australian domestic and international markets.

•	QTC hosted its second annual conference for central banks and investors, as well as its biennial conference for its distribution group during the year.

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Investor Report (CONTINUED)

STRONG INTER-GOVERNMENTAL FISCAL RELATIONSHIPS

The Australian Government and the Australian state governments have a close and long- standing fiscal relationship, with around 50% of Queensland’s revenue derived from grants from the Australian Government. Based on current government policy, it is expected that this percentage is likely to increase going forward.

QTC’S CREDIT RATING

RATING ASSIGNED BY	S&P/MOODY’S

QTC’s Australian Government Guaranteed bonds	AAA /Aaa
Long-term AUD and foreign currency	AA+ / Aa1 (stable)
Short-term AUD and foreign currency	A-1+ / P1 (stable)

QTC OUTSTANDING DEBT (AT FACE VALUE)

FUNDING FACILITY	30 JUNE 09	30 JUNE 10	NET CHANGE

Domestic Benchmark Bonds	48 589	56 983	8 394
Global Benchmark Bonds	7 073	3 688	3 384
Capital Indexed Bonds**	734	752	18
Other Domestic Bonds	603	588	(15)
Euro MTN	1 012	828	(184)
US MTN	453	0	(453)
US CP	1 152	900	901
Euro CP	1 312	1 969	660
CP	2 249	1 103	(1 146)
TOTAL	63 177	66 811	3 638

**	includes capital indexation

Funding facilities at 30 June 2010

QTC maintains a diverse range of funding facilities.

DOMESTIC AND GLOBAL AUD DENOMINATED BONDS

QTC currently offers investors domestic and global benchmark bonds with maturities ranging from 2011 to 2021.

In addition, QTC also has an inflation-linked capital indexed bond maturing in 2030 issued under the AUD domestic bond facility.

The QTC benchmark bonds are our core source of funds, comprising in excess of 90% of total borrowings as at 30 June 2010.

AUD BONDS, OUTSTANDINGS BY MATURITY, AS AT 30 JUNE 2010

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AUD BOND FACILITIES DETAILS, AS AT 30 JUNE 2010

FACILITY	SIZE $M		GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE AUD M	PLACEMENT

Domestic AUD Bond		Unlimited	Queensland	10 benchmark lines: 2011–2021	AUD	56 376	By tap or tender through Distribution Group
				Preferred line 2033	AUD	607	Reverse enquiry through Distribution Group
				Capital Indexed Bond 2030	AUD	663	By tap or tender through Distribution Group
Global AUD Bond	AUD	20 000	New York and Queensland	4 benchmark lines: 2011–2017 (transferable to domestic bonds)	AUD	3 688	Continuously offered through Distribution Group

TREASURY NOTES, COMMERCIAL PAPER AND MEDIUM-TERM NOTES FACILITIES

The QTC treasury note (T-Note) facility is a domestic electronic issuance facility and is our chief source of short-term domestic AUD funds. QTC’s main offshore programs are the multi-currency commercial paper (CP) and medium-term note (MTN) facilities in the Euro and US markets.

FACILITY	SIZE $M		GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE AUD M	PLACEMENT

Domestic T-Note		Unlimited	Queensland	7–365 days	AUD	1 103	By tap through Dealer Panel
Euro CP	USD	10 000	English and Queensland	7–365 days	Multi-currency	1 969	Continuously offered through Dealer Panel
US CP	USD	5 000	New York and Queensland	1–270 days	Multi-currency	900	Continuously offered through Dealer Panel
Multi-currency Euro MTN	USD	10 000	English and Queensland	Subject to market regulations	Multi-currency	909	Reverse enquiry through Dealer Panel
Multi-currency US MTN	USD	10 000	New York and Queensland	9 months–30 years	Multi-currency	0	Reverse enquiry through Dealer Panel

These funding facilities are supplemented with public issues and private placements.

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Investor Report (CONTINUED)

All funding facilities

PERCENTAGE OUTSTANDING UNDER QTC’S FUNDING FACILITIES, AS AT 30 JUNE 2010

Borrowing Program

QTC announces its estimated annual borrowing requirement following the release of the Queensland State Government Budget in May each year. A half-year review and update of the borrowing requirement is provided in January.

QTC’S INDICATIVE BORROWING PROGRAM FOR 2010–11 FINANCIAL YEAR

BORROWING DETAILS	2010–11 A$M	2009–10 (REVISED*) A$M

REFINANCING OF MATURING DEBT:
AUD benchmark bonds	8 763	11 601
AUD non-benchmark bonds	405	58
Medium-term notes (MTNs)	0	487
Commercial paper[1]	2 237	4 714
TOTAL MATURING DEBT	11 405	16 860
ADJUSTMENTS:
Prefunding of benchmark bond maturities	0	(4 380)
Principal repayments from QTC customers	(600)	(600)
TOTAL REFINANCING	10 805	11 880
NEW BORROWING:
Capital works and asset procurement	12 947	12 985
Funding in advance of customer borrowings	(5 674)	(5 066)
TOTAL NEW BORROWING	7 273	7 919
TOTAL BORROWING PROGRAM[2]	18 078	19 799

1.	Estimated commercial paper outstanding as at 30 June.
2.	Funding activity may vary depending upon actual customer requirements, the State’s fiscal position and financial market conditions.
*	Based on the State Budget 2009–10 Mid-Year Economic and Fiscal Update released on 4 December 2009.

The 2010–11 borrowing estimate is expected to be funded as follows:

FUNDING SOURCE	EXPECTED RAISINGS 2010–11
	RANGE %	LOW A$M	HIGH A$M

TERM RAISINGS:
AUD bonds[3]	60–70	10 850	12 650
MTNs & other currency loans	10–20	1 810	3 620
COMMERCIAL PAPER RAISINGS:
T-Notes, ECP, USCP	15–20	2 710	3 620

3.	Includes AUD domestic and global benchmark bonds, capital indexed bonds and other term issuance.

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Corporate Report

THE NEW MODEL AND STRUCTURE WAS DEVELOPED TO ENABLE QTC TO MORE EFFECTIVELY MEET CUSTOMERS’ CURRENT AND EMERGING NEEDS AND MORE PROACTIVELY RESPOND TO EMERGING MARKET OPPORTUNITIES.

For more than a decade, QTC has been committed to aligning its corporate strategy around customer-focused principles. As part of this commitment, we have regularly surveyed our customers and stakeholders seeking feedback on our performance. This regular and ongoing feedback has been instrumental in our organisation’s development and, in the last financial year, identified some significant opportunities for QTC to re-energise its customer focus and range of services given the changing economic environment.

Realigning for the future

In response to customer, stakeholder and employee feedback and the transformational changes occurring within the global financial markets, QTC’s Board approved a new operating model and organisational structure for QTC at the beginning of 2009–10. The new model and structure was developed to enable QTC to more effectively meet customers’ current and emerging needs and more proactively respond to emerging market opportunities.

Over the past year, considerable resources have been dedicated to the design and implementation of QTC’s new operating model and the transitioning of teams and customers into the new structure.

While QTC’s mandate and strategic direction has remained unchanged, the organisational realignment around four customer-focused, multi-disciplinary teams has fundamentally changed the way we work both within QTC and with our customers, bringing together teams comprising a range of disciplines and encouraging greater interaction and collaboration within and across teams.

Although organisational restructures can be challenging, QTC’s employees rose to the challenge admirably, embracing the new operating model and responding impressively to the additional workload associated with the changes to the structure and the related systems, processes and policies.

To support the transition, a series of training sessions on applying the new operating model and working within the new structure was held for all employees, and many also participated in intensive customer orientations and cross-skilling development activities.

To support the organisation-wide move to a highly customer-centric structure, we also strengthened the senior management team and the depth of senior expertise within the business with the creation of four new general manager roles.

Supporting our people

With the new operating model and organisational structure now in place, continual effort is being applied to supporting and reinforcing the change, developing our people and the skills base of the organisation to maximise the contribution of our people and ensure that we have sufficient talent and capability to meet the increasing diversity of both our and our customers’ current and future needs.

The new operating model will continue to promote employee development and learning by offering greater opportunities to acquire new skills and broaden their professional capabilities.

In early 2010, teams began their customer business planning, in support of the submission of QTC’s Strategic Plan to the Board in March. Over the past few months, teams have reviewed, revalidated and expanded their customer plans, using the prioritisation model within the new operating model. The development of QTC’s 2010–2014 Strategic Plan is on schedule to be presented to the Board in September 2010.

Over the coming year, our focus will be on building and sustaining our organisational capability:

•       through a continual focus on promoting opportunities to grow and transition our people, and further developing their skills and expertise to a higher level

•       by ensuring our new operating model and performance framework are aligned to manage and motivate staff and support our commitment to staff engagement and performance

•       by strengthening our leadership capability to support our people and drive our strategic journey, and

•       by reviewing succession strategies.

It was particularly reassuring that, despite all of the changes in our internal and external operating environments over the past 12 months, our employees remained committed to QTC and its vision.

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Corporate Report (CONTINUED)

SNAPSHOT
Establishment	193
Staff turnover	13.5 (industry turnover 13	% %)
Full-time	86%
Part-time	14%
Graduates	3
Average tenure*	6.19 years

*	employees as at 30/06/10

Risk management

QTC manages its risks within an enterprise-wide risk management framework (EwRM). The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well-understood approach for evaluating and reporting risks.

As part of the framework, QTC periodically identifies its key or significant risks, which are reported to a management team (Risk Management Team) and then to a Board committee (Risk Management Committee) and risks are added or removed from time-to-time. The understanding of and commitment to EwRM across the organisation has continued to grow and become a part of QTC’s culture.

In recognition of the strategic importance of EwRM, and to obtain its full benefits, the new role of General Manager Risk was created. The General Manager Risk is responsible for embedding QTC’s risk management policy and program in its business processes, so that there is a consistent approach toward risk mitigation across the organisation, and increased staff understanding of EwRM and what it means in managing their day-to-day work.

Information technology

QTC is implementing its largest and most significant upgrade to its technology since the introduction of the client services system more than a decade ago.

The outcomes of this project will provide customers with a new online environment where they can access products and services, use forecasting and calculating tools, and manage many of their routine transactions with QTC. As well as giving customers the convenience and flexibility of managing their finances whenever they choose, the new system will reduce manual and phone transactions, providing QTC with efficiencies that will allow it to focus more resources on strategic financial and risk management advice and support.

Work began on the design of the new system in 2009 and has continued throughout the 2009–10 financial year. Within QTC, it involves integrating previously separate systems and tools, as well as a total upgrade of our website. Progress during the year included the delivery of the base system (with some QTC modifications) from the provider, Temenos, completion of the Future Cash Flows module, and the establishment of a customer reference group.

The new system is now scheduled to be launched in 2011.

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A message from Sir Leo

IMPRESSIVELY, SINCE ITS INCEPTION IN 1988, QTC HAS NOT ONLY FUNDED THE QUEENSLAND PUBLIC SECTOR CAPITAL WORKS PROGRAMS BUT, IN DOING SO, HAS ALSO SAVED THE STATE MORE THAN $2.3 BILLION.

I have been honoured to have held the Chairmanship of this unique and highly successful organisation for the past 22 years. This role has been a clear highlight of my 60 plus years of serving the Queensland Government and, understandably, my retirement on 30 June 2010 came with a degree of personal sadness.

I am particularly proud of the remarkable economic advancements and world-class infrastructure this State has achieved, many with the integral support of QTC. It is the development of this infrastructure that has enabled Queensland to tap into the benefits of globalisation, and ensured the Queensland economy has outperformed both Australia’s and its other states’ economies over the past 20 years.

Since its inception in 1988, QTC has developed an excellent reputation in the domestic and international financial marketplace, which has been crucial to its success in funding Queensland’s development.

Our customers, the Queensland public sector, have benefited from some of the lowest cost of funds available, made possible through QTC’s unique economies of scale and scope, and the opportunity we have had to seek out the best deals available. Impressively, since its inception in 1988, QTC has not only funded the Queensland public sector capital works programs but, in doing so, has also saved the State more than $2.3 billion.

I have no doubt that QTC’s funding and advisory products and services, together with its continued focus on achieving quality customer outcomes, ensure that it will continue to perform to the highest standard.

The organisation’s knowledge, flexibility and foresight have been vital as we have successfully negotiated changing economic landscapes, particularly the recent global financial crisis and its aftermath.

This year was marked by yet another milestone in QTC’s history, with the raising and managing of the State’s largest borrowing program ($20 billion) on record. While this brings a whole new set of challenges, I am confident QTC will continue to adapt and to find innovative solutions in the new environments ahead.

I am delighted that Stephen Rochester has been appointed as my successor to the Chairmanship of QTC*. Having worked closely with Stephen over the past 31 years in making QTC what it is today, I know he will bring incomparable understanding and vision to his stewardship role.

I thank the many people on both the QTC Board and among the staff who have supported me over the years and I look forward to a continuing association with this organisation that is such an important pillar in Queensland’s successful economic growth.

SIR LEO HIELSCHER AC

Foundation Chairman

*       Stephen Rochester has been appointed QTC Chairman from 1 September 2010. QTC Deputy Chairman, Alex Beavers, is fulfilling the role of QTC Chairman for the months of July and August 2010.

Sir Leo Hielscher AC Foundation Chairman

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Queensland Treasury Corporation Board 2009–2010

Sir Leo Hielscher AC

B COMM, D UNIV GRIFFITH (HON), AAUQ, AASA, FAIM, FCPA, FFTP (HON)

Chairman

Appointed 1988

Retired 30 June 2010

Appointed Foundation Chairman 1 July 2010

Board Committees

Chairman, Human Resources Committee Member, Risk Management Committee

Sir Leo Hielscher AC has more than 68 years’ experience in the areas of Government, the banking and finance industry, domestic and global financial markets, the superannuation industry and as an independent company director.

He was the Under Treasurer of Queensland for 14 years (1974–1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd, the Independent Superannuation Preservation Fund, and a Director of the American Australian Association Ltd. As a company director, Sir Leo has considerable experience at board level and has been associated with a number of public and private sector boards.

Tim Spencer

B SC (ECON) (HONS)

Deputy Chairman

Appointed 1 July 2007

Resigned 31 August 2009

Board Committees

Member, Risk Management Committee

Member, Accounts and Audit Committee

Member, Human Resources Committee

In January 2001, Tim Spencer joined Queensland Treasury as Deputy Under Treasurer. Prior to that, Mr Spencer was the South Australian Department of Treasury and Finance’s Executive Director of the Electricity Reform and Sale Unit. He has also held senior positions in the Australian and Australian Capital Territory governments.

Alexander Beavers

B COMM, DIP EC

Deputy Chairman

Appointed 1 September 2009

Tenure 30 June 2011

Board Committees

Member, Risk Management Committee

Member, Accounts and Audit Committee

Member, Human Resource Committee

Alex Beavers was appointed Queensland’s Deputy Under Treasurer in June 2009. Prior to this appointment, he was Deputy Director-General, Policy, in the Department of the Premier and Cabinet, with responsibility for leading the Government’s policy coordination processes and managing policy advice preparation for the Premier.

Mr Beavers has also previously held the role of Assistant Under Treasurer with responsibility for Queensland’s fiscal strategy and taxation policy, as well as other roles within Queensland Treasury over the past 15 years.

Gillian Brown

LLB (HONS), GRAD DIP APPLIED FINANCE AND INVESTMENT, SIA

Appointed 1 July 2004

Tenure 30 June 2011

Board Committees

Chairman, Risk Management Committee

Gillian Brown has more than 20 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. She is a partner of Minter Ellison Lawyers in Queensland, heading the finance practice, and is a past Chairman of that firm. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project and infrastructure finance, and property finance.

Ms Brown has advised government bodies on a number of project and transactional arrangements and has an in depth knowledge of the mechanics of government and its objectives. Ms Brown is a director of Dalrymple Bay Coal Terminal Holdings Pty Ltd, and the Australian Rail Track Corporation Limited (from 30 June 2010), and a committee member of the Law Council of Australia.

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Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004. He was honoured as a ‘Queensland Great’ by the Queensland Government in 2007.

The Queensland Treasury Corporation Capital Markets Board guides QTC’s commitment to achieving high standards of corporate governance, accountability, compliance and financial and ethical behaviour, which is critical for maintaining our strong market reputation and the confidence of our customers and stakeholders. The composition of our Board equips QTC with diverse corporate, financial, commercial, economic and legal skills.

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John Dawson AM

B ARTS, GRAD AMP(UNI HAWAII), FAICD

Appointed 1 September 2008

Tenure 30 June 2011

Board Committees

Member, Risk Management Committee

Member, Accounts and Audit Committee

John Dawson AM has more than 36 years’ experience in the banking and finance industry, including having held the position of Chief Executive Officer for the Bank of Queensland (1996–2001) and senior positions with the National Australia Bank, National Australia Group (United Kingdom) and Australia–Japan International Finance. Throughout his career, he has played an integral role in steering the strategic direction of various banks in Australia, Asia and the UK and, between 2001 and 2007, was the Queensland Government’s Agent General for Queensland and Commissioner for Europe, Russia and Africa.

Marian Micalizzi

B BUS, FCA

Appointed 1 July 2000

Tenure 30 June 2014

Board Committees

Member, Accounts and Audit Committee

Member, Risk Management Committee

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a company director and a consultant in both the public and private sectors. Ms Micalizzi is a former partner of PricewaterhouseCoopers, with considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation-related assessments.

She is also a director of Opera Queensland, Australian Reinsurance Pool Corporation; a member of Corporations and Markets Advisory Committee, the Independent Investment Committee of Queensland Development Fund, the Queensland Government’s Public Service Commission, and the Sunsuper Audit Committee.

Bill Shields

B ECON (HONS), M EC

Appointed 1 July 2004

Tenure 30 June 2011

Board Committees

Chairman, Accounts and Audit Committee

Member, Risk Management Committee

Bill Shields has considerable experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research in Australia and overseas, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements and international financial developments, as well as oversight of energy markets in Australia, New Zealand and Singapore.

Shauna Tomkins

B SC, MBA

Appointed 1 July 2000

Tenure 30 June 2014

Board Committees

Member, Risk Management Committee

Member, Human Resources Committee

Shauna Tomkins is a principal of Promontory Financial Group Australasia and works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit-taking, funds management, insurance and lending institutions.

Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision, and corporate and structured finance. She has specific expertise in long-term policy and strategic management and planning, and has an in-depth understanding of government objectives and processes. Ms Tomkins is a member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

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Mr Dawson has previously held a range of board positions including chairman of the Australian Bankers Association Executive Committee, the Australian Banking Ombudsman Scheme and the Queensland Government’s Red Tape Reduction Task Force; directorships with the Clydesdale, Yorkshire, Northern and National Irish Banks, the Brisbane Institute, and the Britain–Australia Society; membership of the Bank of Hawaii International; and has also been a member of the Premier of Queensland’s Business Advisory Group, the Advisory Board to the QUT School of Business, and the UK Australia Leadership Forum 2003.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited (1987–2001), and also held positions with the Reserve Bank of Australia (1983–1985), the International Monetary Fund (1973–1975 and 1977–1983), and the Australian Government’s Treasury. He was a Visiting Professor of the Macquarie Graduate School of Management at Macquarie University from 2001–09, and is currently a Director of the Sydney Anglican Schools Corporation; and a Director of the Australian College of Theology (and Chair of its Audit & Risk Management Committee).

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Corporate Governance

Queensland Treasury Corporation was established by the Queensland Treasury Corporation Act 1988 (QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder.

QTC has delegated its powers to two boards, the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s affairs other than those relating to certain superannuation and other long term assets, and the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC and the Board have agreed the terms and administrative arrangements that govern the exercise or performance of those powers and the reports by the Board to QTC.

Board composition

The Board comprises seven directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each person’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Chairman is a non-executive director, and the Board is entirely constituted of non-executive directors.

Board responsibilities

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members, and the conduct of meetings. Within this scope, the roles and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance, and

•	monitoring key risks and risk management processes, and ensuring that QTC’s compliance is appropriate for an organisation of its type.

Board committees

The Board has established three committees, each with its own terms of reference, to assist it to oversee and govern various QTC activities:

ACCOUNTS AND AUDIT COMMITTEE

The Accounts and Audit Committee has responsibility for the adequacy and effectiveness of internal controls, including for prevention of fraud, integrity of financial statements, and audit effectiveness.

The achievements of the Accounts and Audit Committee during the year included recommending the adoption of the half year and annual financial statements, review of external and internal audit reports, as well as reviewing progress in implementing recommendations from those reports, and review of the Queensland Audit Office’s Client Service Plan and the Internal Audit Plan.

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, it is advised that the Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

RISK MANAGEMENT COMMITTEE

The Risk Management Committee has responsibility for:

•	the adequacy and implementation of QTC’s enterprise-wide risk management policy, framework and plans for the management of QTC’s significant corporate risks, and

•	QTC’s organisation-wide risk profile and exposure to significant risks.

The achievements of the Risk Management Committee during the year included monitoring the efficient and effective implementation and management of enterprise-wide risk management at QTC, and reviewing and approving changes to the QTC’s significant risks, including changes to risk assessment and controls.

The Risk Management Committee has observed its terms of reference.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee has responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

The Human Resources Committee has observed its terms of reference.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    24

	BOARD MEETINGS	RISK MANAGEMENT COMMITTEE	ACCOUNTS AND AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE
MEETINGS HELD	11	6	5	3
Sir Leo Hielscher AC	10	5	—	3
Tim Spencer#	1	1	2	—
Alex Beavers*	8	4	3	2
Gillian Brown	11	6	—	—
John Dawson AM	11	6	3	—
Marian Micalizzi	11	6	5	—
Bill Shields	10	5	5	—
Shauna Tomkins	11	6	—	3

#	Tim Spencer resigned on 31 August 2009.
*	Alex Beavers was appointed on 1 September 2009.

Commitment to corporate governance

The Board and organisational management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance and ethical behaviour. The Board guides this commitment, which is critical for maintaining QTC’s strong market reputation, as well as the ability to achieve success as Queensland’s corporate treasury services provider.

QTC has benchmarked its corporate governance practices, so far as they are relevant and appropriate to QTC, against the Australian Stock Exchange’s Corporate Governance Principles and Recommendations (which are not mandatory for QTC), and the Australian Standard 8000–2003 Good Governance Principles. QTC’s corporate governance practices are continually reviewed and updated, as part of a rolling system of appraisal, to reflect industry guidelines and standards. QTC also maintains a commitment to a continuous disclosure regime with its key stakeholders, a code of conduct that applies to all staff and includes procedures about disclosing conflicts of interest and a compliance program that drives a compliance culture consistent with QTC’s approved mandate and legal and ethical obligations.

Auditors

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an established internal audit function, which it undertakes by outsourcing the internal audits. QTC’s current internal auditor is KPMG.

Long Term Asset Advisory Board

The Long Term Asset Advisory Board was established in July 2008, following the transfer of certain superannuation and other long-term assets (Long Term Assets) in July 2008 from Treasury to QTC (for reasons relating to market volatility).

The members of LTAAB are:

NAME	POSITION

Under Treasurer	Chairperson
Chief Executive of QSuper	Member
The State Actuary	Member
Assistant Under Treasurer	Member
Assistant Under Treasurer	Member
Deputy Under Treasurer	Member

The Long Term Asset Advisory Board has power delegated from QTC to:

•	manage the sufficiency of the funding of the long term assets

•	set investment objectives and strategies for the long term assets

•	set the appropriate investment structure for the long term assets, and

•	monitor investment performance of the long term assets.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    25

Economic and Fiscal Report

PUBLIC FINAL DEMAND WAS ESTIMATED TO GROW 6 1/4% IN 2009–10, REFLECTING INCREASING INFRASTRUCTURE INVESTMENT AS WELL AS GOVERNMENT SPENDING IN VITAL SERVICES.

Queensland’s economic outlook

2009–10 ECONOMIC HIGHLIGHTS

•        At the time of the State Budget, economic growth in Queensland was estimated to have strengthened to 3% in 2009–10, largely due to a recovery in the trade sector and public sector stimulus.

•        Household consumption growth was estimated to have remained subdued, at 2% in 2009–10, reflecting the passing of federal stimulus payments in 2008–09 and weaker growth in employment and wages.

•        Business investment was estimated to have fallen by 16 1/2% in 2009–10, as tight credit conditions weighed on commercial property and a subdued recovery in business confidence limited machinery and equipment investment.

•        In contrast, export growth was estimated to have reached 6 3/4% in 2009–10, reflecting emerging Asia’s increased demand for coal imports and a turnaround in interstate tourism due to improving national conditions.

•        Public final demand was estimated to grow 6 1/4% in 2009–10, reflecting increasing infrastructure investment as well as government spending in vital services.

•        Labour force growth outpaced jobs growth in 2009–10. As a result, the State’s unemployment rate increased from 4.4% in 2008–09 to 5.7%.

KEY ECONOMIC VARIABLES 2009–10 Notes: GSP/GDP figures are estimated actuals, all others actuals. Source: Queensland Treasury, Australian Treasury and ABS 6202.0 and 6401.0.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    26

ECONOMIC OUTLOOK

•

The Queensland economy is forecast to grow by 3 3/4% in 2010–11, driven by exports growth and some recovery in investment. Growth is forecast to reach its long-run average rate of 4 1/2% in 2011–12, led by more broad-based growth in business investment and stronger consumption growth.

•

Household consumption growth is forecast to strengthen to 3 1/2% in 2010–11 and 4% in 2011–12, initially driven by some recovery in household wealth over the past year, while a rebound in dwelling investment and stronger jobs growth will support consumer spending over the long term. However, consumers will remain cautious as higher interest rates are expected to limit growth in household disposable incomes.

•

Dwelling investment is forecast to rise 6 3/4% in 2010–11, with strong population growth to support underlying demand for housing. Growth is forecast to reach 13 1/2% in 2011–12, as better access to finance and improved consumer confidence support medium- to high-density construction and renovations respectively.

•

Business investment is forecast to grow 9 1/2% in 2010–11, as a recovery in business confidence underpins machinery and equipment investment and resource sector activity gathers momentum. Growth is expected to accelerate to 17 3/4% in 2011–12, as access to finance improves and higher household demand and employment encourage retail and commercial office property construction.

•

Exports are forecast to grow by 5 1/4% in 2010–11 and 5 1/2% in 2011–12. Strong growth reflects increasing demand from Asia for the State’s coal and base metals, as well as a recovery in agricultural sector production.

CONTRIBUTIONS TO GROWTH IN QUEENSLAND’S GROSS STATE PRODUCT

Notes:

Contributions for 2009–10 represent estimated actuals; contributions for 2010–11 and 2011–12 are forecasts.

Source: Queensland Treasury.

INFLATION

•

Inflation is forecast to be 3% in 2010–11 and 2011–12. Despite forecast improvements in labour conditions and a recovery in construction activity, inflation is expected to remain below its average of 3 1/4%, as modest growth in consumer demand subdues price growth for discretionary goods and services.

EMPLOYMENT

•

Employment is expected to grow by 2 3/4% in 2010–11 and 3 1/4% in 2011–12, exceeding labour force growth in both years. As a result, the year-average unemployment rate is expected to fall to 5 1/4% in 2011–12, after peaking at 5.7% in 2009–10.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    27

Economic and Fiscal Report (CONTINUED)

Queensland’s fiscal environment

2010–11 BUDGETED RESULT

KEY FINANCIAL AGGREGATES UNIFORM PRESENTATION BASIS

	2008–09 ACTUAL[2] $ MILLION	2009–10 EST. ACT. $ MILLION	2010–11 BUDGET $ MILLION	2011–12 PROJECTION $ MILLION	2012–13 PROJECTION $ MILLION	2013–14 PROJECTION $ MILLION

GENERAL GOVERNMENT SECTOR – KEY FINANCIAL AGGREGATES[1]
Revenue	37 008	39 689	40 606	41 938	43 453	45 298
Expenses	36 974	39 976	42 352	43 380	44 935	46 693
Net operating balance	35	(287)	(1 745)	(1 442)	(1 482)	(1 395)
Cash surplus/(deficit)	(2 839)	(5 254)	(6 396)	(4 648)	(2 906)	(1 507)
Capital purchases	6 960	8 626	8 335	7 490	5 751	4 628
Net borrowing	3 728	5 182	7 629	6 733	4 657	3 191
Gross borrowing	10 278	15 524	23 250	30 080	34 756	37 967
Net worth	184 619	187 607	188 564	190 119	192 017	194 326
Net debt	(19 281)	(13 206)	(6 743)	(1 294)	2 095	3 707

Notes:

1.	Numbers may not add due to rounding.
2.	Reflects published actuals.

Queensland’s medium-term fiscal outlook has improved since the publication of the 2009–10 Budget. This reflects upward revisions to economic growth, both domestically and internationally, largely as a result of substantial monetary and fiscal stimulus, which reduced the severity and duration of the economic downturn. However, economic growth was below trend in 2008–09 and is expected to also be below trend in 2009–10 and 2010–11. As a result, economic activity has not returned to the same trajectory as prior to the global financial crisis, nor have Queensland’s revenues.

FORECAST OPERATING POSITION AT THE 2009–10 BUDGET, 2009–10 MID-YEAR FISCAL AND ECONOMIC REVIEW AND THE 2010–11 BUDGET

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    28

Although the State’s fiscal and economic outlook has improved in the past 12 months, there is still a significant degree of uncertainty in regard to the strength and speed of recovery.

The Government is committed to the infrastructure assets reform and sale program announced in June 2009. The program of asset sales will play an important role in funding the Government’s infrastructure program, reducing State debt and encouraging private provision of infrastructure. The impact of asset sales has not been factored into the Budget estimates, other than the sale of Forestry Plantations Queensland, which has now occurred.

The State Budget projects a whole-of-State capital program of $17.1 billion in 2010–11, which is forecast to support 106,000 full-time jobs. This will both boost productivity and support employment, with the size of the capital program decreasing over the forward estimates as private sector investment grows.

2009–10 ESTIMATED ACTUAL RESULT

The operating balance expected for 2009–10 is a deficit of $287 million compared to a deficit of $2.351 billion forecast in the Mid Year Fiscal and Economic Review (MYFER). The improvement in the forecast net operating balance since the MYFER primarily reflects increased Australian Government payments, including the bring-forward of funding for transport projects. There have also been upward revisions to royalty and GST revenue.

PATH BACK TO SURPLUS

Returning the Budget to surplus is a central element of the Government’s revised fiscal principles. A number of key initiatives established in the 2009–10 Budget, such as the 2.5% limit on public sector wage increases and the abolition of the Queensland Fuel Subsidy Scheme, underpin the projected return to surplus.

The fiscal principle relating to the General Government net operating balance requires the Government to achieve a General Government net operating surplus as soon as possible, but no later than 2015–16. The chart below indicates the Government is now on track to achieve this goal by tracking solidly into surplus in 2015–16.

Queensland projects the operating deficit to peak in 2010–11, associated with the withdrawal of Australian Government stimulus payments, before improving across the forward estimates.

GENERAL GOVERNMENT SECTOR NET OPERATING BALANCE, 2005–06 TO 2016–17 AS AT 2010–11 STATE BUDGET

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    29

Economic and Fiscal Report (CONTINUED)

BALANCE SHEET

Queensland’s balance sheet is expected to remain strong in 2010–11 with State net worth projected to rise by $957 million through the year to $188.6 billion.

The following chart shows the State’s strong net worth, which is 65.5% greater than the average per capita net worth of the other states.

INTER-JURISDICTIONAL COMPARISON OF PROJECTED PER CAPITA NET WORTH AT 30 JUNE 2011

Note:

1.	All States, with the exception of SA, value land under roads as part of their overall asset base. NSW does not include land under roads acquired pre 1 July 2008.

Source: State Budget Papers for Qld, NSW, Vic and WA. Mid-year review for SA. Population data from Australian Government Budget Paper No.3, 2010–11.

Queensland’s level of liquidity continues to be in excess of the other states as illustrated in the following chart.

PROJECTED RATIO OF FINANCIAL ASSETS TO LIABILITIES (EXCLUDING INVESTMENTS IN PUBLIC ENTERPRISES) AT 30 JUNE 2011 GENERAL GOVERNMENT SECTOR

Sources: State Budget Papers for Qld, Vic, WA, NSW and Tas. Mid-year review for SA.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    30

Financial Statements FOR THE YEAR ENDED 30 JUNE 2010

Contents
Statement of Comprehensive Income	32
Balance Sheet	33
Statement of Changes in Equity	34
Statement of Cash Flows	35
Notes to and Forming Part of the Financial Statements	36
Certificate of the Queensland Treasury Corporation	74
Independent Auditor’s Report	75
Management Report	77

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    31

Statement of Comprehensive Income FOR THE YEAR ENDED 30 JUNE 2010

	NOTE	2010 $000	2009 $000
Capital markets operations
NET INTEREST INCOME
Interest income	4	5 278 630	4 859 824
Interest expense	4	(5 096 925)	(4 825 271)

		181 705	34 553

OTHER INCOME
Fees – management	6	50 142	41 380
Fees – professional		666	545
Fees – other		480	498
Amortisation of cross border lease deferred income		38 151	8 597
Lease income		20 905	17 555
Gain on sale of property, plant and equipment		—	1 312

		110 344	69 887

EXPENSES
Administration expenses	7	(34 519)	(39 156)
Depreciation on leased assets		(14 152)	(11 932)
Loss on sale of property, plant and equipment		(70)	—
Provisions – cooperative housing societies		(8)	(42)

		(48 749)	(51 130)

Share of associate’s net profit		210	120

Profit from capital markets operations before income tax		243 510	53 430

Income tax expense	8	(34 074)	(10 227)

Profit from capital markets operations after income tax		209 436	43 203

Long term assets
NET RETURN FROM INVESTMENTS IN LONG TERM ASSETS
Net change in fair value of unit trusts	5	2 290 696	(3 032 408)
Interest on fixed rate note		(1 637 219)	(1 558 543)
Management fees - QIC		(66 641)	(47 520)

Profit/(loss) from long term assets		586 836	(4 638 471)

Total net profit/(loss) for the period after tax		796 272	(4 595 268)

Total comprehensive income attributable to the owners		796 272	(4 595 268)

TOTAL COMPREHENSIVE INCOME DERIVED FROM:
Capital markets operations	3	209 436	43 203
Long term assets	3	586 836	(4 638 471)

Total comprehensive income		796 272	(4 595 268)

The notes on pages 34 to 68 are an integral part of these financial statements.

Note:	Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets on 1 July 2008 (refer notes 1 and 3).

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    32

Balance Sheet AS AT 30 JUNE 2010

	NOTE	2010 $000	2009 $000
Assets
CAPITAL MARKETS OPERATIONS
Cash		—	814
Receivables	9	12 506	10 672
Financial assets at fair value through profit or loss	10	18 694 006	26 474 512
Derivative financial assets	11	367 707	493 249
Onlendings	12	55 113 222	44 407 516
Property, plant and equipment	13	185 101	125 252
Investments accounted for using the equity method	31	672	492
Intangible assets	14	9 762	2 761
Deferred income tax assets	8	2 196	2 257

		74 385 172	71 517 525

LONG TERM ASSETS
Financial assets at fair value through profit or loss	10	19 201 500	17 470 034

		19 201 500	17 470 034

Total Assets		93 586 672	88 987 559

Liabilities
CAPITAL MARKETS OPERATIONS
Bank overdraft		1 167	—
Payables	15	176 974	208 322
Tax liabilities	8	34 036	11 139
Derivative financial liabilities	16	81 346	544 973
Financial liabilities at fair value through profit or loss
- Interest-bearing liabilities	17	68 885 406	62 624 234
- Customer deposits	17	4 660 960	7 793 010

		73 839 889	71 181 678

LONG TERM ASSETS
Financial liabilities at amortised cost	18	23 253 135	22 108 505

		23 253 135	22 108 505

Total Liabilities		97 093 024	93 290 183

Net Assets		(3 506 352)	(4 302 624)

Equity
CAPITAL MARKETS OPERATIONS
Reserves	19	195 863	189 914
Retained surplus		349 420	145 933

		545 283	335 847

LONG TERM ASSETS
Retained deficit		(4 051 635)	(4 638 471)

		(4 051 635)	(4 638 471)

Total Equity		(3 506 352)	(4 302 624)

The notes on pages 34 to 68 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    33

Statement of Changes in Equity FOR THE YEAR ENDED 30 JUNE 2010

		CAPITAL MARKETS OPERATIONS				LONG TERM ASSETS	TOTAL
	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000

Balance at 1 July 2008		39 082	34 000	53 500	166 062	—	292 644
Profit/(loss) for the year		—	—	—	43 203	(4 638 471)	(4 595 268)
Transfer from/(to) retained surplus	19	—	92 332	(29 000)	(63 332)	—	—

Balance at 30 June 2009		39 082	126 332	24 500	145 933	(4 638 471)	(4 302 624)

Balance at 1 July 2009		39 082	126 332	24 500	145 933	(4 638 471)	(4 302 624)
Profit for the year		—	—	—	209 436	586 836	796 272
Transfer (to)/from retained surplus	19	(39 082)	7 031	38 000	(5 949)	—	—

Balance at 30 June 2010		—	133 363	62 500	349 420	(4 051 635)	(3 506 352)

The notes on pages 34 to 68 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    34

Statement of Cash Flows FOR THE YEAR ENDED 30 JUNE 2010

	NOTE	2010 $000	2009 $000

Capital markets operations
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from onlendings		3 988 915	3 509 921
Interest received from investments		1 054 382	974 054
Interest received from operating leases		21 802	18 655
Fees received - management		50 245	41 373
Fees received - professional		774	767
Fees received - other		342	591
GST paid to suppliers		(9 831)	(12 458)
GST refunds from ATO		8 088	8 038
GST paid to ATO		(3 892)	(6 382)
GST received from customers		3 058	7 310
Interest paid on interest-bearing liabilities		(3 651 142)	(2 236 357)
Interest paid on deposits		(160 341)	(395 893)
Administration expenses paid		(32 748)	(26 753)
Income tax paid		(11 116)	(15 942)

Net cash provided by operating activities	20	1 258 536	1 866 924

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments		60 774 293	63 763 166
Payments for investments		(53 005 888)	(73 276 552)
Net onlendings		(10 530 339)	(11 873 026)
Payments for property, plant and equipment		(74 639)	(81 198)
Payments for intangibles		(7 118)	(2 124)
Proceeds from sale of property, plant and equipment		45	16 425
Dividend received		30	63

Net cash used in investing activities		(2 843 616)	(21 453 246)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from interest-bearing liabilities		52 041 349	53 945 626
Repayment of interest-bearing liabilities		(47 194 597)	(34 378 943)
Net deposits		(3 263 653)	19 081

Net cash provided by financing activities		1 583 099	19 585 764

Net decrease in cash held		(1 981)	(558)
Cash at 1 July		814	1 372

Net cash at 30 June		(1 167)	814

LONG TERM ASSETS

No external cashflow is generated from the long term assets (refer notes 1 and 3).

The notes on pages 34 to 68 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    35

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

1. General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits from its Capital Markets Operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 & 5).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by Queensland Investment Corporation (QIC).

2. Summary of significant accounting policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the year ended 30 June 2010 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and Australian Accounting Standards and Interpretations, adopted by the Australian Accounting Standards Board.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    36

2. Summary of significant accounting policies CONTINUED

(A) BASIS OF PREPARATION CONTINUED

COMPLIANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS

The financial statements of QTC also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

EARLY ADOPTION OF STANDARDS

QTC elected to early adopt the exemptions applying to government related entities applicable to AASB 124: Related Party Disclosures (revised December 2009) from 1 July 2009. The Standard is mandatory for annual reporting periods beginning on or after 1 January 2011 however early application of either the whole standard or a partial exemption for government related entities is permitted. The amendments remove the requirement for government related entities to disclose details of all transactions with the government and other government related entities and clarifies and simplifies the definition of a related party (refer note 28).

NEW ACCOUNTING STANDARDS

A number of new and amended accounting standards are mandatory from 1 July 2009. When the adoption of the standard or interpretation is deemed to have an impact on the financial statements or the performance of the Corporation, its impact is described below:

AASB 101 Presentation of Financial Statements

The revised standard separates owner and non-owner changes in equity. The statement of changes in equity includes only details of transactions with owners, with non-owner changes in equity presented in a reconciliation of each component of equity and included in the new statement of comprehensive income. The statement of comprehensive income presents all items of recognised income and expense, either in one statement or in two linked statements. The Corporation has elected to present one statement.

AASB 7 Financial Instruments : Disclosures

The amended standard requires additional disclosures in relation to fair value measurement and liquidity risk. Fair value measurements related to all financial instruments recognised and measured at fair value are to be disclosed by the source of inputs using a three level fair value hierarchy. In addition, a reconciliation between beginning and ending balances for level 3 fair value measurements is now required, as well as significant transfers between levels in the fair value hierarchy. The new disclosures in relation to liquidity risk are set out in note 21(b) while the fair value measurement disclosures are presented in note 22.

Annual Improvements Project

In May 2008 and April 2009 the AASB issued amendments to its standards as part of the Annual Improvement Project, primarily with a view to remove inconsistencies and clarify wording. The adoption of these amendments resulted in a change in the way employee benefits are recognised with leave liabilities being recognised fully when there is a present obligation at balance date. Previously, employee benefits were recognised based on when they were expected to be settled. While this amendment changed the calculation of employee benefits recognised at balance date, there was no material impact on the financial statements (refer note 2(u)).

STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

Certain new accounting standards and interpretations have been published that are not mandatory for the current reporting period. The Corporation’s assessment on the impact of these new standards is set out below:

•

AASB 9 Financial Instruments, AASB 2009-11 Amendment to Australian Accounting Standards arising from AASB 9 specify new recognition and measurement requirements for financial assets within the scope of AASB 139. The amendments require financial assets to be measured at fair value through profit or loss unless they meet the criteria for amortised cost measurement. Management does not expect the amendment will have a significant impact on the financial statements as all financial assets are currently valued at fair value through profit or loss.

•

AASB 2009-5 Further Amendments to Australian Accounting Standards arising from the Annual Improvement Project effective for periods beginning on or after 1 January 2010 amends terminology in a number of standards which is not expected to impact the financial statements.

•

AASB 7 Financial Instruments : Disclosures amends a number of quantitative disclosures relating to credit risk and collateral held. The overall amendment is intended to simplify the disclosures required particularly around collateral held.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to impact the financial performance of the Corporation. However, the pronouncements may result in changes to information currently disclosed in the financial statements.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    37

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

(A) BASIS OF PREPARATION CONTINUED

HISTORICAL COST CONVENTION

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

CLASSIFICATION OF ASSETS AND LIABILITIES

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non current.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the income statement, and the share of movement in equity is recognised in the balance sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C) INVESTMENTS IN OTHER COMPANIES

Investments in other companies are accounted for at cost (refer note 33). The principal activity of Queensland Treasury Holdings Pty Ltd (QTH) is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State.

Queensland Treasury holds a 60% beneficial interest in QTH. The remaining 40% is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not have significant influence over the financial and operating policies of QTH and therefore does not apply the equity method of accounting to the investment.

(D) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the income statement.

(E) CASH

Cash assets include only those funds held at bank and do not include money market deposits.

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the income statement in the period in which it accrues.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    38

2. Summary of significant accounting policies CONTINUED

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES CONTINUED

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss

•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (v)).

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets).

•	Financial assets – Capital Markets Operations

Financial assets – Capital Markets Operations, consist of investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the income statement.

•	Investments in unit trusts – Long Term Assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 10). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the income statement.

•	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

•	Customer deposits

Customer deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

FINANCIAL LIABILITIES AT AMORTISED COST

Financial liabilities at amortised cost consist of a fixed rate note issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate note was initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the note based on changes in the State Government’s long-term liabilities. The note is long-term in nature and has a term of 50 years. Interest on the fixed rate note is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    39

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

2. Summary of significant accounting policies CONTINUED

(G) COLLATERAL

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(H) SETTLEMENT DATE ACCOUNTING

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received or the liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

(I) OFFSETTING FINANCIAL INSTRUMENTS

QTC offsets financial assets and liabilities where there is a legally enforceable right to set off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

(J) REPURCHASE AGREEMENTS

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(K) LEASE ARRANGEMENTS

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases (refer note 25). Operating leases, in which QTC is the lessee, are expensed on a straight line basis over the term of the lease.

(L) LEASE INCOME

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(M) CROSS BORDER LEASES - INCOME RECOGNITION

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(N) INTEREST INCOME AND INTEREST EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/ losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(O) FEE INCOME

Management and professional fee income represent income earned from the management of QTC’s onlendings and deposits, and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(P) NET CHANGE IN FAIR VALUE OF INVESTMENTS IN UNIT TRUSTS

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments.

Distributions are reinvested into the trusts.

(Q) PROFITS/LOSSES

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    40

2. Summary of significant accounting policies CONTINUED

(R) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset.

Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Where depreciation relates to plant and equipment held to generate lease revenue, depreciation expenditure has been classified separately in the statement of comprehensive income as depreciation on leased assets.

Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE
Information technology equipment	6 – 40%
Furniture, fittings and office equipment	8 – 33%
Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

DERECOGNITION

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement in the year the asset is derecognised.

IMPAIRMENT

The carrying amounts of QTC’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is assessed as the greater of its value in use and its fair value less costs to sell.

(S) INTANGIBLE ASSETS

SOFTWARE

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Costs associated with the development of internally generated software are capitalised only when the designated project is technically and commercially feasible and is expected to generate future economic benefits to QTC. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred.

Subsequent costs are added to the initial costs of the asset only when they specifically meet the capitalisation criteria.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually five years.

(T) INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of customers’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    41

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

2. Summary of significant accounting policies CONTINUED

(U) EMPLOYEE BENEFITS

Employee benefit obligations such as annual leave and long service leave entitlements are measured on an undiscounted basis where the amounts are due to be settled at balance date.

A liability is recognised for short-term bonuses based on the amount expected to be paid where there is a present or constructive obligation to pay this amount as a result of past services provided by the employee and the obligation can be estimated reliably.

Wages, salaries, annual and long service leave due but unpaid at reporting date are recognised in other creditors and include related on-costs such as payroll tax, worker’s compensation premiums and employer superannuation contributions. As sick leave is non-vesting, this is recognised as and when this leave is taken.

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the income statement.

QTC is not responsible for any shortfalls.

(V) PROVISIONS FOR IMPAIRED LOANS

Over the period 1996 to 2000, QTC, at the direction of the Queensland Government, acquired loans provided by financial institutions to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non-performing loans. Specific provisions have been made where full recovery of principal and interest is considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non-accrual loans as set out and explained in note 12.

(W) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for note 27 which is rounded to the nearest million dollars and notes 29, 30 and 31 which are in whole dollars.

(X) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(Y) JUDGEMENTS AND ASSUMPTIONS

QTC has made no judgements or assumptions which may cause a material adjustment to the carrying amounts of assets and liabilities within the next reporting period.

(Z) OPERATING RESULT

The operating profit after tax for the year ended 30 June 2010 for the Capital Markets Operations segment was $209.436 million. QTC made an operating profit after tax of $586.836 million for the Long Term Assets segment.

The result on the Long Term Assets segment partially reversed the significant losses recorded in the previous year due to the poor performance of the equity, property and credit markets.

The accumulated losses have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 20). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    42

3. Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC’s operating segments are shown below:

SEGMENT REVENUE AND EXPENSES	FOR THE YEAR ENDED 30 JUNE 2010			FOR THE YEAR ENDED 30 JUNE 2009
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000

Segment income
Interest income	5 278 630	—	5 278 630	4 859 824	—	4 859 824
Net change in fair value of unit trusts	—	2 290 696	2 290 696	—	(3 032 408)	(3 032 408)
Other income	110 344	—	110 344	69 887	—	69 887

Total income	5 388 974	2 290 696	7 679 670	4 929 711	(3 032 408)	1 897 303

Segment expenses
Interest expense	5 096 925	1 637 219	6 734 144	4 825 271	1 558 543	6 383 814
Depreciation and amortisation	14 789	—	14 789	12 660	—	12 660
Management fees - QIC	—	66 641	66 641	—	47 520	47 520
Other expenses	33 960	—	33 960	38 470	—	38 470

Total expenses	5 145 674	1 703 860	6 849 534	4 876 401	1 606 063	6 482 464

Share of associate’s net profit	210	—	210	120	—	120

Profit/(loss) before income tax	243 510	586 836	830 346	53 430	(4 638 471)	(4 585 041)

Income tax expense	34 074	—	34 074	10 227	—	10 227

Profit/(loss) for the year	209 436	586 836	796 272	43 203	(4 638 471)	(4 595 268)

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    43

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

3. Segment reporting CONTINUED

SEGMENT ASSETS AND LIABILITIES	30 JUNE 2010			30 JUNE 2009
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Segment assets
Onlendings	55 113 222	—	55 113 222	44 407 516	—	44 407 516
Financial assets at fair value through profit or loss	18 694 006	19 201 500	37 895 506	26 474 512	17 470 034	43 944 546
Other assets	577 944	—	577 944	635 497	—	635 497

Total assets	74 385 172	19 201 500	93 586 672	71 517 525	17 470 034	88 987 559

Segment liabilities
Financial liabilities at fair value through profit or loss	73 546 366	—	73 546 366	70 417 244	—	70 417 244
Financial liabilities at amortised cost	—	23 253 135	23 253 135	—	22 108 505	22 108 505
Other liabilities	293 523	—	293 523	764 434	—	764 434

Total liabilities	73 839 889	23 253 135	97 093 024	71 181 678	22 108 505	93 290 183

Net assets	545 283	(4 051 635)	(3 506 352)	335 847	(4 638 471)	(4 302 624)

SEGMENT EQUITY	30 JUNE 2010			30 JUNE 2009
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Equity 1 July	335 847	(4 638 471)	(4 302 624)	292 644	—	292 644
Profit/(loss) after tax	209 436	586 836	796 272	43 203	(4 638 471)	(4 595 268)

Equity 30 June	545 283	(4 051 635)	(3 506 352)	335 847	(4 638 471)	(4 302 624)

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    44

4. Interest income and interest expense from capital markets operations

	FOR THE YEAR ENDED 30 JUNE 2010
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

Interest income
Domestic
Money market deposits	58 170	(5)	—	58 165
Discount securities	232 118	136	(441)	231 813
Commonwealth and semi-government securities	304 375	92 379	57 050	453 804
Floating rate notes	156 552	106 363	993	263 908
Other investments	99 669	13 687	(423)	112 933
Forward rate agreements	—	75 075	—	75 075
Onlendings *	3 997 493	64 599	—	4 062 092
Offshore
Medium-term notes	1 999	(7 789)	—	(5 790)
Cross currency swaps	6 552	(792)	—	5 760
Credit default swaps	805	20 065	—	20 870

	4 857 733	363 718	57 179	5 278 630

Interest expense
Domestic
Deposits	196 743	(1 330)	—	195 413
Treasury notes	18 761	190	3	18 954
Bonds	2 943 633	1 097 828	392 636	4 434 097
Credit foncier loans	(4 230)	(55)	—	(4 285)
Interest rate swaps	(95 153)	52 738	—	(42 415)
Forward rate agreements	1 481	(360)	27	1 148
Futures	—	2 156	(24 551)	(22 395)
Offshore
Commercial paper	6 119	(107 670)	—	(101 551)
Bonds	375 130	(163 604)	93 212	304 738
Medium-term notes	52 343	45 410	(471)	97 282
Cross currency swaps	55 105	(60 780)	—	(5 675)
Forward exchange contracts	1	(325 361)	455 323	129 963
Other
Registration and issue costs	15 316	—	—	15 316
Commissions on futures	2 145	—	—	2 145
Commonwealth Government
Guarantee Fee	74 190	—	—	74 190

	3 641 584	539 162	916 179	5 096 925

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    45

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

4. Interest income and interest expense from capital markets operations CONTINUED

FOR THE YEAR ENDED 30 JUNE 2009
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

Interest income
Domestic
Money market deposits	53 643	—	—	53 643
Discount securities	454 107	(627)	3 206	456 686
Commonwealth and semi-government securities	289 627	83 086	54 817	427 530
Floating rate notes	263 109	(55 597)	(12 588)	194 924
Other investments	41 140	17 122	(8 115)	50 147
Forward rate agreements	—	76 549	—	76 549
Onlendings	3 511 951	102 250	—	3 614 201
Offshore
Medium-term notes	1 665	(12 822)	—	(11 157)
Cross currency swaps	2 635	11 153	—	13 788
Credit default swaps	986	(17 473)	—	(16 487)

	4 618 863	203 641	37 320	4 859 824

Interest expense
Domestic
Deposits	390 234	4 004	—	394 238
Treasury notes	93 389	(250)	1 871	95 010
Bonds	1 963 041	640 894	354 512	2 958 447
Credit foncier loans	87	45	—	132
Interest rate swaps	(196 498)	(327 592)	—	(524 090)
Forward rate agreements	465	—	(145)	320
Futures	—	12 958	45 598	58 556
Offshore
Commercial paper	54 770	96 890	(160)	151 500
Bonds	628 297	630 862	396 939	1 656 098
Medium-term notes	52 138	61 356	413	113 907
Cross currency swaps	37 137	(110 945)	—	(73 808)
Forward exchange contracts	18	300 628	(316 844)	(16 198)
Other
Registration and issue costs	9 550	—	—	9 550
Commissions on futures	1 609	—	—	1 609

	3 034 237	1 308 850	482 184	4 825 271

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    46

5. Net change in fair value of unit trusts

Changes in the fair value of the unit trusts are as follows:

ACCOUNT	2010 $000	2009 $000
QIC Investment Trust No.2	1 944 563	(2 673 901)
QIC Property Fund	118 905	(171 054)
QIC Strategic Fund No.2	84 459	(58 365)
QIC Strategic Fund No.3	7 218	—
QIC Diversified Infrastructure Fund No.2	54 769	31 081
QIC Private Equity Fund No.2	26 712	(36 959)
QIC Private Equity Fund No.3	4 853	—
QIC International Property Fund	14 572	(175 812)
QIC International Property Development Trust	(171)	(119)
QIC Treasury Infrastructure Trust	53 180	68 830
Queensland BioCapital Fund No.1	(8 739)	(8 008)
Queensland BioCapital Fund No.2	(9 625)	(8 101)

	2 290 696	(3 032 408)

6. Fee revenue

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $8.609 million (2009 $12.676 million), derived from fees on certain managed funds and pools is included under interest income.

7. Administration expenses

Salaries and related costs	18 265	17 119
Superannuation contributions	2 521	2 467
Consultants’ fees (i)	3 341	5 120
Outsourced services (ii)	1 281	1 577
Depreciation on property, plant and equipment	501	562
Amortisation on intangibles	136	166
Impairment on intangibles	—	2 037
Computer and maintenance charges	1 573	1 666
Property charges	2 422	2 289
External audit fees	447	402
Internal audit fees	334	475
Staff training and development	231	275
Investor and market relations program	1 062	814
Telephone, postage, printing and stationery	606	860
Other administration expenses	1 799	3 327

	34 519	39 156

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    47

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

7. Administration expenses CONTINUED

	2010 $000	2009 $000
(i) CONSULTANTS’ FEES
Legal costs professional/technical	939	1 652
Information technology	97	418
Contractors/secondments	983	1 123
Finance/accounting	318	1 030
Human resource management	196	214
Communications	198	226
Other	610	457

	3 341	5 120

(ii) OUTSOURCED SERVICES
Information services	691	703
Registry charges	158	217
Economic services	—	106
Domestic and international clearing charges	282	294
Bank charges	104	205
Other	46	52

	1 281	1 577

8. Income tax expense

Current tax	34 004	11 116
Deferred tax	70	(889)

Income tax expense	34 074	10 227

Deferred income tax included in income tax expense comprises:
Decrease/ (increase) in deferred tax assets	61	(890)
Increase in deferred tax liabilities	9	1

	70	(889)

Numerical reconciliation between income tax expense and pre-tax accounting profit
Profit/ (loss) for the year	830 346	(4 585 041)
Less: profit/(loss) from non taxable pools
Capital markets operations	129 874	19 377
Long term assets	586 836	(4 638 471)

Operating profit from taxable pools	113 636	34 053

Tax at the Australian tax rate of 30% on taxable pools	34 091	10 215
Effect of non-deductible expenses
Share of net profit of jointly controlled entities	(63)	(36)
Other	46	48

Income tax expense	34 074	10 227

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    48

8. Income tax expense CONTINUED

	2010 $000	2009 $000
Deferred income tax at 30 June relates to the following:
Deferred tax assets
Accruals	832	685
Employee benefits	1 364	1 572

	2 196	2 257

Deferred tax liability
Property, plant and equipment	32	23

Current tax liability	34 004	11 116
Deferred tax liability	32	23

Tax liabilities	34 036	11 139

9. Receivables

GST receivable	5 932	7 780
Sundry debtors	5 252	1 778
Prepayments	1 181	998
Operating lease receivables	141	116

	12 506	10 672

10. Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS

Money market deposits	946 297	2 850 686
Discount securities	6 389 776	12 033 545
Commonwealth and state securities (1)	4 791 447	5 820 281
Floating rate notes	4 110 010	4 408 159
Other investments	2 456 476	1 361 841

	18 694 006	26 474 512

(1)	QTC maintains holdings of its own stocks. These holdings have been excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 17).

The total includes investments made to manage:

•	deposits of $4 660.960 million (2009 $7 793.010 million)

•	surpluses and reserves of $545.283 million (2009 $335.847 million)

•	cross border lease deferred income of $71.580 million (2009 $109.731 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    49

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

10. Financial assets at fair value through profit or loss CONTINUED

	2010 $000	2009 $000
LONG TERM ASSETS
Investments in unit trusts - QIC:
QIC Investment Trust No.2	14 777 113	13 346 492
QIC Property Fund	1 558 993	1 643 578
QIC Strategic Fund No.2	906 712	617 285
QIC Strategic Fund No.3	108 888	—
QIC Diversified Infrastructure Fund No.2	1 052 987	830 923
QIC Private Equity Fund No.2	455 763	327 059
QIC Private Equity Fund No.3	37 553	—
QIC International Property Fund	269 887	191 542
QIC International Property Development Trust	525	526
QIC Treasury Infrastructure Trust	92	466 783
Queensland BioCapital Fund No.1	16 744	22 722
Queensland BioCapital Fund No.2	16 243	23 124

	19 201 500	17 470 034

The underlying assets of the trusts consist of the following asset classes:

Growth assets
Australian equities	3 421 707	2 943 701
International equities	3 506 194	2 919 243
Diversified alternatives	1 342 185	971 334
Unlisted assets
Infrastructure	1 236 577	845 550
Private equity	478 117	321 449
Real estate	2 215 853	2 285 080
Defensive assets
Fixed interest	1 939 352	6 002 703
Cash	5 061 515	1 180 974

	19 201 500	17 470 034

The Long Term Asset investments consist of units in unlisted trusts held with QIC.

11. Derivative financial assets

Interest rate swaps	125 436	250 946
Cross currency swaps	117 659	86 333
Forward rate agreements	73 448	155 337
Foreign exchange contracts	51 164	633

	367 707	493 249

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    50

12. Onlendings

	2010 $000	2009 $000
Government departments and agencies	15 229 408	9 713 198
Government owned corporations	23 638 321	20 902 441
Local governments	4 034 291	2 402 268
Queensland water entities	8 127 364	7 848 605
Tollway companies	2 899 052	2 370 069
Statutory bodies	885 674	898 307
QTC related entities (1)	231 554	259 103
Other bodies	66 117	11 469
Cooperative housing society loans	1 679	2 286
Provisions for impaired loans (i)	(238)	(230)

	55 113 222	44 407 516

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 17 and note 33).

The onlending is offset by a deposit of $233 million (2009 $259 million) held by QTC on behalf of the lessee of the terminal (refer note 17).

(i) ASSET QUALITY

Movement in provisions for impaired loans

Balance at 1 July	230	188
Charge against profit	8	42

Balance at 30 June	238	230

Impaired assets consist of non-accrual loans and restructured loans in respect of cooperative housing societies. Non-accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk. There were no restructured loans at 30 June 2010. Past due loans are loans where principal and or interest are in arrears but full recovery of principal and interest is expected.

The following table provides an analysis of QTC’s impaired assets.

Non-accrual loans
With specific provisions	512	570
Less specific provisions for impaired loans	(238)	(230)

Net non-accrual loans	274	340

Past due loans
Not more than one month	783	376
More than one month and not more than three months	38	41
More than three months and not more than six months	81	564
More than six months and not more than one year	806	355

Total past due loans	1 708	1 336

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    51

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

13. Property, plant and equipment

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT $000	FURNITURE, FITTINGS AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY (1) $000	TOTAL $000

Gross carrying amount
Balance at 1 July 2008	3 204	27 900	66 756	97 860
Acquisitions	448	814	79 936	81 198
Disposals	(714)	(24 570)	(14 284)	(39 568)

Balance at 30 June 2009	2 938	4 144	132 408	139 490

Balance at 1 July 2009	2 938	4 144	132 408	139 490
Acquisitions	122	10	74 487	74 619
Disposals	(113)	(100)	(184)	(397)

Balance at 30 June 2010	2 947	4 054	206 711	213 712

Accumulated depreciation
Balance at 1 July 2008	2 690	17 354	6 155	26 199
Disposals	(582)	(17 408)	(6 465)	(24 455)
Depreciation expense	195	3 015	9 284	12 494

Balance at 30 June 2009	2 303	2 961	8 974	14 238

Balance at 1 July 2009	2 303	2 961	8 974	14 238
Disposals	(89)	(100)	(91)	(280)
Depreciation expense	190	359	14 104	14 653

Balance at 30 June 2010	2 404	3 220	22 987	28 611

Net book value 30 June 2009	635	1 183	123 434	125 252

Net book value 30 June 2010	543	834	183 724	185 101

(1)	Plant and machinery consists mainly of buses and ferries which QTC leases to public sector entities under a whole of government lease facility.

14. Intangible assets

	2010 $000	2009 $000

Gross carrying amount
Balance at 1 July	5 204	5 169
Acquisitions (1)	7 137	2 125
Disposals and writeoff	—	(2 090)

Balance at 30 June	12 341	5 204

Accumulated depreciation and impairment
Balance at 1 July	2 443	2 330
Disposals	—	(53)
Amortisation expense	136	166

Balance at 30 June	2 579	2 443

Net book value 30 June	9 762	2 761

(1)	Includes $7.118 million of internally developed software not yet commissioned.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    52

15. Payables

	2010 $000	2009 $000
Cross border lease deferred income	71 581	109 731
Whole-of-Government Debt Pool net position	82 794	76 428
Administration expenses	16 280	16 129
Employee benefits	4 544	4 102
Unearned revenue	1 044	1 117
Other creditors	731	815

	176 974	208 322

16. Derivative financial liabilities

Interest rate swaps	24 288	27 827
Forward rate agreements	1 915	157 642
Foreign exchange contracts	35 386	310 216
Credit default swaps	6 343	26 409
Cross currency swaps	13 414	22 879

	81 346	544 973

17. Financial liabilities at fair value through profit or loss

INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS

Domestic
Treasury notes	1 089 162	2 241 181
Bonds	60 128 721	49 102 736
Credit foncier loans	774	1 112
	61 218 657	51 345 029
Offshore
Commercial paper	2 863 057	2 462 683
Bonds (1)	3 846 619	7 275 732
Medium-term notes	957 073	1 540 790

	7 666 749	11 279 205

Total interest bearing liabilities	68 885 406	62 624 234

(1)	Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 21 (A)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    53

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

17. Financial liabilities at fair value through profit or loss CONTINUED

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table.

	FAIR VALUE $000	2010 REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
Domestic
Treasury notes	1 089 162	1 103 000	(13 838)
Bonds	60 128 721	57 703 282	2 425 439
Credit foncier loans	774	729	45

	61 218 657	58 807 011	2 411 646

Offshore
Commercial paper	2 863 057	2 869 331	(6 274)
Bonds	3 846 619	3 688 927	157 692
Medium-term notes	957 073	827 557	129 516

	7 666 749	7 385 815	280 934

	68 885 406	66 192 826	2 692 580

	FAIR VALUE $000	2009 REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
Domestic
Treasury notes	2 241 181	2 249 000	(7 819)
Bonds	49 102 736	48 004 532	1 098 204
Credit foncier loans	1 112	1 041	71

	51 345 029	50 254 573	1 090 456

Offshore
Commercial paper	2 462 683	2 464 246	(1 563)
Bonds	7 275 732	7 075 848	199 884
Medium-term notes	1 540 790	1 430 548	110 242

	11 279 205	10 970 642	308 563

	62 624 234	61 225 215	1 399 019

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    54

17. Financial liabilities at fair value through profit or loss CONTINUED

	2010 $000	2009 $000
CUSTOMER DEPOSITS – CAPITAL MARKETS OPERATIONS
Government Owned Corporations	1 144 008	1 428 142
Local governments	1 528 975	2 413 819
Statutory bodies	972 588	2 656 292
Government departments and agencies	85 777	253 432
Tollway companies	11 004	106 517
Queensland water entities	118 608	251 046
QTC related entities	34 507	48 197
Other depositors (1)	383 194	368 348

	4 278 661	7 525 793

Collateral	30 872	4 833
Repurchase agreements	351 427	262 384

Total deposits	4 660 960	7 793 010

(1)	Includes a security deposit of $233 million (2009 $259 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

18. Financial liabilities at amortised cost

FIXED RATE NOTE – LONG TERM ASSETS

State Government	23 253 135	22 108 505

	23 253 135	22 108 505

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    55

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

19. Reserves

	2010 $000	2009 $000
GENERAL RESERVE
Balance at 1 July	39 082	39 082
Transfer to retained surplus	(39 082)	—

Balance at 30 June	—	39 082

CREDIT RISK RESERVE (1)
Balance at 1 July	126 332	34 000
Transfer from retained surplus	7 031	92 332

Balance at 30 June	133 363	126 332

BASIS RISK RESERVE (2)
Balance at 1 July	24 500	53 500
Transfer from/(to) retained surplus	38 000	(29 000)

Balance at 30 June	62 500	24 500

Total	195 863	189 914

(1)	As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises debt funding in advance of requirements thereby ensuring Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. These activities expose QTC to credit risk due to the growth in counterparty exposures.

In addition to its portfolio management activities, QTC also invests funds on behalf of its customers through the QTC Cash Fund. QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed funds in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may result due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk is measured using the value at risk methodology. At the 99% confidence level, the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated losses as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    56

20. Notes to the statement of cash flows

(A) RECONCILIATION OF PROFIT AFTER TAX TO NET CASH PROVIDED BY OPERATING ACTIVITIES - CAPITAL MARKETS OPERATIONS

	2010 $000	2009 $000

Profit for the year	209 436	43 203

Non-cash flows in operating surplus
Interest-bearing liabilities - net unrealised loss	709 803	1 136 719
Interest-bearing liabilities - net unrealised exchange (gain)/loss	(169 311)	30 655
Deposits - net unrealised (gain)/loss	(1 330)	2 470
Onlendings net unrealised gain	(64 599)	(104 040)
Financial assets at fair value through profit or loss - net unrealised gain	(298 536)	(64 476)
Financial assets at fair value through profit or loss - net unrealised exchange gain	(583)	(1 904)
Depreciation of property, plant and equipment	14 653	12 494
Amortisation of intangibles	136	166
Net loss/ (gain) on sale of property, plant and equipment	70	(1 312)
Impairment of intangibles	—	2 037
Doubtful debts expense cooperative housing societies	7	42
Share of profit from investments accounted for using the equity method	(210)	(120)

Changes in assets and liabilities
Decrease/(increase) in financial assets at fair value through profit or loss - net accrued interest	21 938	(25 200)
Decrease/(increase) in financial assets at fair value through profit or loss - net discount/premium	115 948	(179 989)
Decrease/(increase) in deferred tax asset	61	(890)
Increase in onlendings - net accrued interest	(8 579)	(240)
Increase in receivables	(1 651)	(2 189)
Increase in prepayments	(183)	(763)
Increase in interest-bearing liabilities - net accrued interest	182 055	95 636
Increase in interest-bearing liabilities - net discount/premium	552 839	878 090
Increase/(decrease) in deposits net accrued interest	5 023	(4 123)
(Decrease)/increase in payables	(31 348)	55 484
Increase in deferred tax liability	9	1
Increase/(decrease) in income tax payable	22 888	(4 826)

Net cash provided by operating activities	1 258 536	1 866 924

(B) CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

•	loan advances to and redemptions from customers

•	receipt and withdrawal of customer deposits, and

•	money market and other deposits.

(C) LONG TERM ASSETS

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate note result in a corresponding change to the investments held. Interest on the fixed rate note is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (F) and 3).

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    57

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

21. Financial risk management

CAPITAL MARKETS OPERATIONS

QTC’s activities expose it to a variety of financial risks; market risk (including currency, interest rate and price risks), credit risk and liquidity risk. QTC’s financial risk management program focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its customers. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

All financial risk management activities are conducted within Board approved policies. The Board approves policies for overall risk management, as well as specifically for managing foreign exchange, interest rate and credit risks, the use of derivative financial instruments and managing and investing liquid funds. Robust systems are in place for managing financial risk, and compliance with financial risk policies is monitored closely. The financial risk management process, including daily measuring and monitoring of market risk exposure and daily measuring of actual performance against benchmark performance, as well as the Counterparty Credit Limit Framework and Approvals Process, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management) and the Risk Management Committee of the Board. All breaches of the Financial Risk Management Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Risk Management Committee meeting.

(A) MARKET RISK

QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC may hold surplus funds to assist with the management of customer portfolios. These surplus funds are invested in high credit quality, highly liquid financial investments. As a consequence, QTC is subject to market risk.

QTC uses a Board approved Value-at-Risk (VaR) framework to manage QTC’s exposure to market risk. The VaR risk measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data. Depending on the liquidity of the underlying financial instruments, either a 10 day or 20 day holding period is used. QTC has developed scenario analysis capabilities to complement VaR.

(i) Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. As QTC’s customers have no foreign currency funding requirements, all foreign currency borrowings are either hedged to Australian dollars to ensure no currency risk or invested in financial assets denominated in that currency, effectively eliminating any foreign currency exposure. Therefore QTC is not impacted by changes in foreign exchange rates.

At times, QTC’s Cash Fund invests in foreign currency assets. These investments are always hedged through the use of derivatives to achieve a net Australian dollar exposure. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

	BORROWINGS		OFFSHORE INVESTMENTS		FORWARD EXCHANGE CONTRACTS		NET EXPOSURE
	2010 $000	2009 $000	2010 $000	2009 $000	2010 $000	2009 $000	2010 $000	2009 $000

USD	(2 233 756)	(2 554 448)	25 847	2 246	2 207 888	2 552 202	(21)	—
EUR	—	(234 684)	—	—	—	234 684	—	—
GBP	(44 026)	(51 393)	—	—	44 026	51 393	—	—
NZD	(629 690)	(703 973)	—	—	629 690	703 973	—	—
SGD	(12 548)	(39 884)	—	—	12 548	39 884	—	—
YEN	(197 867)	(193 449)	—	—	197 867	193 449	—	—

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    58

21. Financial risk management CONTINUED

(A) MARKET RISK CONTINUED

(ii) Interest rate risk

In managing interest rate risk on behalf of customers, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods with the duration for each of these periods measured against the equivalent benchmark duration. The same process is also used for QTC’s Cash Fund. All costs or benefits of managing customer debt portfolios are passed on to the customer meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk for QTC and its customers. In most instances, interest rate swaps are utilised to change the interest rate exposure of medium- to long-term fixed rate borrowings into floating rate borrowings to achieve cost effective floating rate funding and to minimise refinancing risk when compared to floating rate debt. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. An interest rate swap agreement results in QTC agreeing with the other party to the agreement to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to the agreed notional principal amount.

Where interest rate swaps are used to manage funding, QTC is exposed to basis risk. This risk gives rise to a mark-to-market exposure due to movements between the Swap curve (effectively the interest rate curve used to value interest rate swaps and floating rate investments) and the QTC curve (the interest rate curve used to value QTC debt). The swap risk is inherent in QTC’s approach to raising floating rate funding.

VaR impact

With the increase in market volatility since the middle of calendar year 2007, together with increased levels of liquidity held to fund QTC’s customers and the retirement of QTC’s borrowings, there has been a significant increase in the reported Value-at-Risk over the last three years which at 30 June was as follows:

	2010	2009
Interest rate risk VaR	$95m	$62m

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2010, QTC had an exposure of approximately $759,000 per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

Impact on operating result

Surplus funding

As previously stated, QTC holds surplus funds which have been generated through the issuance of debt and which have been hedged through the purchase of high credit quality and highly liquid financial assets. Due to the nature of these hedging instruments (eg, futures and other RBA repo eligible securities such as semi-government bonds), there are residual risk positions resulting in realised and unrealised accounting gains for the year of $29.2 million.

Floating rate funding

In relation to swap basis risk created by the liability swapping of term debt to generate floating rate funding, the QTC interest rate curve traded below the swap interest rate curve for the majority of 2009-10, resulting in mark-to-market accounting losses of $12.0 million. As these interest rate swaps are utilised to provide medium to long-term floating rate funding, it is likely that QTC will hold the majority of these transactions until maturity such that unrealised mark-to-market losses may be reversed over the life of the funding strategy.

Cash Fund

QTC invests funds on behalf of its customers which are held in the QTC Cash Fund. As credit spreads narrowed over 2009-10, the value of the assets held in the Cash Fund increased by $112.2 million due to unrealised mark-to-market accounting gains. It has been QTC’s practice to hold these assets to maturity and therefore not pass on credit margin changes, either positive or negative, as a result of credit spread movements in the returns to Cash Fund participants.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    59

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

21. Financial risk management CONTINUED

(ii) Interest rate risk continued

(B) LIQUIDITY AND FINANCING RISKS

QTC maintains its domestic and global benchmark bond facilities as its core medium to long-term funding facilities and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium term note facilities to take advantage of funding opportunities in offshore markets.

These facilities ensure that QTC is readily able to access the domestic and international financial markets. QTC’s extensive range of funding facilities is detailed in note 27.

The ongoing global liquidity and credit crises has meant that the maturity dates of funds raised by QTC continued to be driven, to a large extent, by investor preferences rather than by QTC. By utilising syndicated book build issuance to complement its usual tender and tap processes, QTC was able to access attractively priced short-, medium- and long-term funding to meet customer borrowing needs.

On 7 February 2010, the Australian Government announced that it will close its offer of a Guarantee to new State issuance after 31 December 2010. QTC consequently commenced the implementation of its exit strategy from the Commonwealth Government guarantee over the second half of 2009-10. QTC has successfully launched three new Queensland Government guaranteed Australian dollar benchmark bond lines maturing in 2014, 2016 and 2020 and raising $12,731 million.

In total QTC raised $20,583 million in 2009-10 (final borrowing requirement $20,341 million) resulting in additional funding of $242 million to be applied towards next year’s borrowing program.

To ensure liquidity is accessible as required, QTC holds a minimum of $500 million or 20 working days’ cash requirements (whichever is the higher) in 11 AM cash to fund unexpected cash outflows. In addition, the majority of QTC surplus holdings are in high credit quality and highly liquid financial investments.

The table on the next page sets out the contractual cashflows relating to assets and liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to customer onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie, loans are made based on the quality of the customer’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the over 5 year time band with no interest payment assumed in this time band.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    60

21. Financial risk management CONTINUED

(B) LIQUIDITY AND FINANCING RISKS CONTINUED

CONTRACTUAL MATURITY AS AT 30 JUNE 2010	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Receivables	12 506	—	—	—	—	12 506	12 506
Onlendings #	1 730 386	1 413 984	2 888 063	16 037 242	54 648 693	76 718 368	55 113 222
Money market deposits	946 303	—	—	—	—	946 303	946 297
Discount securities	5 797 570	650 000	—	—	—	6 447 570	6 389 776
Commonwealth and semi-government securities	91 118	85 025	228 204	2 381 525	3 603 421	6 389 293	4 791 447
Floating rate notes	341 442	226 106	910 649	2 827 535	566 264	4 871 996	4 110 010
Other investments	562 637	888 091	118 444	1 108 348	—	2 677 520	2 456 476

Total monetary assets	9 481 962	3 263 206	4 145 360	22 354 650	58 818 378	98 063 556	73 819 734

FINANCIAL LIABILITIES
Bank overdraft	(1 167)	—	—	—	—	(1 167)	(1 167)
Payables/tax liability	(176 974)	(34 004)	—	(32)	—	(211 010)	(211 010)
Deposits	(4 641 502)	(20 480)	—	—	—	(4 661 982)	(4 660 960)
Treasury notes	(953 000)	(150 000)	—	—	—	(1 103 000)	(1 089 162)
Domestic bonds	(509 958)	(1 144 776)	(9 403 210)	(28 205 244)	(38 145 959)	(77 409 147)	(60 128 721)
Credit foncier loans	(81)	(77)	(139)	(534)	—	(831)	(774)
Commercial paper	(2 110 915)	(758 416)	—	—	—	(2 869 331)	(2 863 057)
Global bonds	(43 851)	(66 817)	(1 148 436)	(1 338 099)	(2 019 181)	(4 616 384)	(3 846 619)
Medium-term notes	(25 327)	—	(24 721)	(223 592)	(1 070 100)	(1 343 740)	(957 073)

Total monetary liabilities	(8 462 775)	(2 174 570)	(10 576 506)	(29 767 501)	(41 235 240)	(92 216 592)	(73 758 543)

DERIVATIVES
Interest rate swaps	(28 763)	126 561	283 414	237 970	(16 471)	602 711	101 148
Cross currency swaps	(588 512)	(29 118)	19 108	152 701	562 333	116 512	104 245
Forward rate agreements	—	(41 457)	80 298	(9 203)	(39 499)	(9 861)	71 533
Foreign exchange contracts	38 162	(42 884)	34	54	—	(4 634)	15 778
Credit default swaps	207	(790)	(1 581)	(2 929)	—	(5 093)	(6 343)

Net derivatives	(578 906)	12 312	381 273	378 593	506 363	699 635	286 361

Net monetary assets/(liabilities)	440 281	1 100 948	(6 049 873)	(7 034 258)	18 089 501	6 546 599	347 552

Cumulative	440 281	1 541 229	(4 508 644)	(11 542 902)	6 546 599	—	—

#

QTC’s onlendings to Government owned corporation customers are based on the quality of the business and financial strength of the customer. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the customer’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    61

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

21. Financial risk management CONTINUED

(B) LIQUIDITY AND FINANCING RISKS CONTINUED

CONTRACTUAL MATURITY AS AT 30 JUNE 2009	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Cash	814	—	—	—	—	814	814
Receivables	10 672	—	—	—	—	10 672	10 672
Onlendings	708 860	713 141	1 213 723	9 593 876	48 436 389	60 665 989	44 407 746
Money market deposits	2 850 934	—	—	—	—	2 850 934	2 850 686
Discount securities	12 009 070	50 000	—	—	—	12 059 070	12 033 545
Commonwealth and semi-government securities	112 455	138 473	170 437	3 909 793	3 026 282	7 357 440	5 820 281
Floating rate notes	1 282 034	94 313	405 707	2 611 720	162 259	4 556 033	4 408 159
Other investments	451 302	74 229	294 248	611 085	—	1 430 864	1 361 841

Total monetary assets	17 426 141	1 070 156	2 084 115	16 726 474	51 624 930	88 931 816	70 893 744

FINANCIAL LIABILITIES
Payables/tax Liability	(208 322)	(11 116)	—	(23)	—	(219 461)	(219 461)
Deposits	(7 777 098)	(20 189)	—	—	—	(7 797 287)	(7 793 010)
Treasury notes	(2 214 000)	(35 000)	—	—	—	(2 249 000)	(2 241 181)
Domestic bonds	(3 522 862)	(937 015)	(7 970 083)	(27 240 863)	(22 907 772)	(62 578 595)	(49 102 736)
Credit foncier loans	(97)	(101)	(185)	(822)	(10)	(1 215)	(1 112)
Commercial paper	(2 388 571)	(67 676)	(8 000)	—	—	(2 464 247)	(2 462 683)
Global bonds	(1 480 263)	(106 600)	(491 919)	(3 713 889)	(2 732 418)	(8 525 089)	(7 275 732)
Medium-term notes	(498 017)	(5 306)	(47 385)	(282 338)	(1 201 136)	(2 034 182)	(1 540 790)

Total monetary liabilities	(18 089 230)	(1 183 003)	(8 517 572)	(31 237 935)	(26 841 336)	(85 869 076)	(70 636 705)

DERIVATIVES
Interest rate swaps	54 634	76 077	74 891	226 117	(13 544)	418 175	223 119
Cross currency swaps	(648 550)	(5 415)	(9 805)	146 304	685 978	168 512	63 454
Forward rate agreements	(35 623)	(158 045)	2 146	67 955	201 527	77 960	(2 305)
Foreign exchange contracts	(310 981)	(6 506)	33	66	—	(317 388)	(309 583)
Credit default swaps	218	(2 630)	(5 259)	(15 053)	—	(22 724)	(26 409)

Net derivatives	(940 302)	(96 519)	62 006	425 389	873 961	324 535	(51 724)

Net monetary assets/(liabilities)	(1 603 391)	(209 366)	(6 371 451)	(14 086 072)	25 657 555	3 387 275	(205 315)

Cumulative	(1 603 391)	(1 812 757)	(8 184 208)	(22 270 280)	3 387 275	—	—

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    62

21. Financial risk management CONTINUED

(C) CREDIT RISK

(i) Financial markets counterparties

QTC is exposed to credit risk. Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s Credit Risk Policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations. Counterparty credit limits are changed based on QTC’s view of the capacity of the counterparty to meet its obligation.

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure is calculated based on the market value of the exposure together with the value at risk which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The following table represents QTC’s exposure to credit risk at 30 June:

CREDIT EXPOSURE
	2010 $000	2009 $000

Investments	22 093 116	31 415 361

Derivatives
Interest rate swaps	423 652	620 184
Cross currency swaps	192 343	383 169
Foreign exchange contracts	143 916	159 537
Forward rate agreements	686	—
Credit default swaps	333 353	361 615

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit group performing its assessment of QTC’s large counterparties and special purpose issuers. The country of domicile, the counterparty’s credit metrics, the size of its fund raising programs and the asset composition and quality of the underlying security are also significant considerations when determining limits.

QTC has a significant concentration of credit risk within the banking sector and in particular, the domestic banking sector. This is unavoidable given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better (81% of exposures are AA or better) and to invest in highly liquid securities.

With the global financial crisis having a significant financial impact on global banks/financial institutions and with continued volatility being experienced in financial markets, QTC continues to closely monitor its counterparty exposures. QTC also utilises collateral arrangements to limit its derivatives’ credit exposure.

Counterparty exposure by rating for all investments and derivative contracts is listed below:

		CREDIT EXPOSURE
	RATING	2010%	2009%

Long term rating	AAA	40	32
	AA+	1	1
	AA	40	44
	AA-	7	6
	A+	7	8
	A	4	5
	A-	—	1
Short term rating	A-1+	1	3

There is some minor exposure to downgraded counterparties rated below A- totalling $85 million, including an investment in Lehman Bros which is currently valued at $5.0 million based on the expected recovery. In addition, there are also two approved exceptions being BBB+ counterparties, with one having a limit and total exposure of $50 million (maximum term of 90 days) and the other having an exposure of $30 million (limit is withdrawn) and remaining term of 1.4 years.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    63

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

21. Financial risk management CONTINUED

(C) CREDIT RISK CONTINUED

While QTC’s capital is not subject to regulatory oversight, QTC utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards to calculate and advise the Board of the amount of capital required to cover its risks including credit risk.

(ii) Onlending counterparties

Counterparties for onlendings, with the exception of small exposures to Suncorp-Metway Limited, cooperative housing societies and primary producer cooperatives, are Queensland Government sector entities and in some cases an explicit Government guarantee exists. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Limited loans. As a consequence, these exposures are not included in QTC’s total credit exposure.

LONG TERM ASSETS

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk due to changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QSuper Limited and QIC provide assistance to the LTAAB in discharging its responsibilities.

QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy.

QSuper Limited provides a secretariat service which includes regular reports and advice on the performance of the investments. It provides independent oversight of the investment advice and services provided by QIC and regularly monitors and arranges periodic strategic reviews of QIC’s activities and performance.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC, based on the long term average rate of return assumed in the triennial actuarial assessment of the State’s defined benefit liability. The rate is currently set at 7.5% per annum.

(A) MARKET RISK

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 10). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    64

21. Financial risk management CONTINUED

(A) MARKET RISK CONTINUED

(i) Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Index, the RBA official cash rate and a large number of currencies.

Based on this assessment, a reasonably possible change in profit and equity on investments held at 30 June is as follows:

	2010 PRICE RISK		2010 PROFIT/EQUITY		2009 PRICE RISK		2009 PROFIT/EQUITY
	LOW %	HIGH %	DECREASE $000	INCREASE $000	LOW %	HIGH %	DECREASE $000	INCREASE $000

Investments in unit trusts - QIC:
QIC Investment Trust No.2	-14%	13%	(2 068 796)	1 921 025	-29%	29%	(3 870 483)	3 870 483
QIC Property Fund	-4%	4%	(62 360)	62 360	-8%	0%	(131 486)	—
QIC Strategic Fund No.2	-11%	11%	(99 738)	99 738	-11%	26%	(67 901)	160 494
QIC Strategic Fund No.3	-12%	13%	(13 067)	14 155	—	—	—	—
QIC Diversified Infrastructure Fund No.2	-15%	15%	(157 948)	157 948	-14%	29%	(116 329)	240 968
QIC Private Equity Fund No.2	-18%	20%	(82 037)	91 153	-14%	30%	(45 788)	98 118
QIC Private Equity Fund No.3	-19%	21%	(7 135)	7 886	—	—	—	—
QIC International Property Fund	-12%	15%	(32 386)	40 483	-13%	16%	(24 900)	30 647
QIC International Property Development Trust	-8%	8%	(42)	42	-6%	7%	(32)	36
QIC Treasury Infrastructure Trust	-10%	10%	(9)	9	-9%	22%	(42 010)	102 692
Queensland BioCapital Fund No.1	-3%	4%	(502)	670	-1%	1%	(227)	227
Queensland BioCapital Fund No.2	-4%	4%	(650)	650	-1%	1%	(231)	231

(B) LIQUIDITY RISK

No external cashflows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate note result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate note and distributions and fees on the Long Term Assets are capitalised.

The fixed rate note provided to the State Government in exchange for the Long Term Assets has a term of 50 years. Due to the long term nature of this arrangement, no liquidity risk has been identified.

22. Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 7 Financial Instruments: Disclosures. The three level fair value hierarchy reflects the significance of the inputs used to determine the valuation of these instruments. All financial instruments are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments are classified under Level 3.

Level 1 fair value measurements are those derived directly from quoted market prices (unadjusted) in active markets for identical assets and liabilities. Financial instruments under this category consist primarily of short-term and tradeable bank deposits and Commonwealth and semi-government bonds where an active market has been established.

Level 2 fair value measurements include instruments valued using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Financial instruments under this category include non-actively traded corporate and semi-government bonds (including the QTC 2033 bond and the Capital Indexed bond), certain money market securities (commercial paper and promissory notes) and all derivatives. QTC’s onlendings and customer deposits are included under this category.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    65

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

22. Fair value hierarchy CONTINUED

Level 3 fair value measurements are those derived from unobservable inputs or observable inputs to which significant adjustments have been applied.

The principal inputs to determine the valuation of financial instruments are discussed below:

•

Interest rates—these are principally benchmark interest rates such as interbank rates and quoted interest rates in the swap, bond and futures markets. QTC applies mid-market rates for establishing fair values of financial instruments.

•

Counterparty credit spreads—adjustments are made to market prices for changes in the credit worthiness of the counterparty. Interest rate and foreign currency swaps—there are observable markets for both spot and forward contracts.

•	Cross currency swaps—these instruments are typically held to maturity and valued using the original trading margin to the swap curve.

•	Net Asset Value (NAV)—Units in trust funds are valued by QIC using fair value methodologies. The NAV is based on the hard close unit price at balance date.

There were no transfers between Level 1 and Level 2 or out of Level 3 during the year ended 30 June 2010.

AS AT 30 JUNE 2010	QUOTED MARKET PRICES (LEVEL 1) $000	OBSERVABLE MARKET INPUTS (LEVEL 2) $000	UNOBSERVABLE MARKET INPUTS (LEVEL 3) $000	TOTAL $000

CAPITAL MARKETS OPERATIONS
Financial assets
Onlendings	—	55 113 222	—	55 113 222
Money market deposits	946 297	—	—	946 297
Discount securities	6 179 090	210 686	—	6 389 776
Commonwealth and state securities	4 791 447	—	—	4 791 447
Floating rate notes	4 107 838	2 172	—	4 110 010
Other investments	66 002	2 390 474	—	2 456 476

	16 090 674	57 716 554	—	73 807 228

Derivative financial assets
Interest rate swaps	—	125 436	—	125 436
Cross currency swaps	—	117 659	—	117 659
Forward rate agreements	—	73 448	—	73 448
Foreign exchange contracts	—	51 164	—	51 164

	—	367 707	—	367 707

Total financial assets	16 090 674	58 084 261	—	74 174 935

Financial liabilities
Bank overdraft	1 167	—	—	1 167
Treasury notes	—	1 089 162	—	1 089 162
Commercial paper	—	2 863 057	—	2 863 057
Domestic bonds	58 190 039	1 938 682	—	60 128 721
Offshore bonds	3 846 619	—	—	3 846 619
Credit foncier loans	—	774	—	774
Medium-term notes	—	957 073	—	957 073
Customer deposits	—	4 278 661	—	4 278 661
Collateral	30 872	—	—	30 872
Repurchase agreements	—	351 427	—	351 427

	62 068 697	11 478 836	—	73 547 533

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    66

22. Fair value hierarchy CONTINUED

AS AT 30 JUNE 2010	QUOTED MARKET PRICES (LEVEL 1) $000	OBSERVABLE MARKET INPUTS (LEVEL 2) $000	UNOBSERVABLE MARKET INPUTS (LEVEL 3) $000	TOTAL $000

CAPITAL MARKETS OPERATIONS - CONTINUED
Derivative financial liabilities
Interest rate swaps	—	24 288	—	24 288
Cross currency swaps	—	13 414	—	13 414
Forward rate agreements	—	1 915	—	1 915
Credit default swaps	—	6 343	—	6 343
Foreign exchange contracts	—	35 386	—	35 386

	—	81 346	—	81 346

Total financial liabilities	62 068 697	11 560 182	—	73 628 879

LONG TERM ASSETS
Financial assets
Investments in unit trusts - QIC	—	19 201 500	—	19 201 500

	—	19 201 500	—	19 201 500

23. Concentrations of borrowings and deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 27. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. QTC maintains regular contact with these depositors and therefore has a good knowledge of their forecast liquidity requirements.

Deposits for stock lending and repurchase agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

24. Contingent liabilities

The following contingent liabilities existed at balance date:

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy, a Queensland Government Owned Corporation, to the value of $120 million (2009 $320 million) which are supported by a counter indemnity.

•

QTC has provided guarantees to the value of $192 million (2009 $216 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. The likelihood of a loss being incurred through default by a counterparty is remote due to the high credit quality of the counterparty and the short term nature of stock lending. At 30 June 2010, no Queensland Treasury Corporation inscribed stock was lent to other financial institutions (2009 Nil).

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    67

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

25. Leases

LEASE COMMITMENTS - QTC AS LESSEE

QTC has entered into the following commercial leases:

•	various motor vehicle lease agreements expiring within one to three years

•

61 Mary Street, Brisbane, for an initial term of ten years from 1 January 2003 to 31 December 2012, with an option to renew the lease after that date. Lease payments are increased to reflect market rentals, and

•

120 Edward Street, Brisbane, for an initial term of four years from November 2009 to November 2012, with an option to renew the lease after that date. Lease payments are increased to reflect CPI adjustments.

The future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2010 $000	2009 $000

Leases payable
Not longer than 1 year	2 296	2 401
Longer than 1 year but not longer than 5 years	3 366	5 923
	5 662	8 324

LEASING ARRANGEMENTS - QTC AS LESSOR

•	OPERATING LEASES

QTC has entered into operating leases as lessor under the whole of government lease facility which include buses, ferries and information technology equipment. These non-cancellable leases have remaining terms of between 1 and 10 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

Leases receivable
Not longer than 1 year	34 760	20 222
Longer than 1 year but not longer than 5 years	136 438	79 959
Longer than 5 years	59 534	41 019
	230 732	141 200

•	FINANCE LEASE

QTC entered into a financial arrangement with a customer comprising a headlease and sublease. Under the headlease, QTC made an upfront payment for the rights and limited obligations to a parcel of land for a term of 25 years ending 25 June 2034. Under the sublease, QTC acts as lessor and receives payments over the term.

Finance charges include interest and fees associated with the leases.

The lease is non-cancellable. Details of the minimum rental receivable under the finance lease are as follows:

Lease receivable
Not longer than 1 year	2 924	2 825
Longer than 1 year but not longer than 5 years	16 227	15 678
Longer than 5 years	88 051	91 523

	107 202	110 026
Less amounts representing finance charges	(62 329)	(65 626)

	44 873	44 400

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    68

26. Forward starting fixed-rate loan commitments

QTC has entered into fixed-rate loan agreements with certain customers to lock in interest rates on all or part of future borrowing requirements.

QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows:

	2010 $000	2009 $000
Not longer than 1 year	1 713 735	293 765
Longer than 1 year but not longer than 5 years	2 947 027	230 500

	4 660 762	524 265

27. Funding facilities

FACILITY	CURRENCY	LIMIT $M		FACE VALUE ON ISSUE 2010 $M		FACE VALUE ON ISSUE 2009 $M

Onshore facilities
Domestic Benchmark Bonds	AUD		Unlimited	AUD	56 983	AUD	48 585
Capital Indexed Bond	AUD		Unlimited	AUD	752	AUD	734
Treasury Note	AUD		Unlimited	AUD	1 103	AUD	2 249
Other	AUD		N/A	AUD	588	AUD	603

Offshore facilities
Global Benchmark Bonds	AUD	AUD	20 000	AUD	3 688	AUD	7 076
Euro Commercial Paper	Multicurrency	USD	10 000	USD	1 686	USD	1 066
US Commercial Paper	Multicurrency	USD	5 000	USD	770	USD	936
Euro Medium-Term Note	Multicurrency	USD	10 000	USD	702	USD	809
US Medium-Term Note	Multicurrency	USD	10 000		—	USD	350

28. Related party transactions

A related party is one that controls, or is controlled by, or under common control with the entity. QTC has assessed that all State of Queensland controlled entities meet the definition of a related party under AASB 124 Related Party Disclosures.

(A) ULTIMATE CONTROLLING ENTITY

The immediate controlling entity and ultimate controlling entity during the year was the Under Treasurer of Queensland as the Corporation Sole of QTC.

(B) KEY MANAGEMENT PERSONNEL

Disclosures relating to key management personnel are set out in note 29.

(C) INVESTMENTS IN ASSOCIATES AND OTHER COMPANIES

Details of investments in associates and other companies are set out in notes 32 and 33.

(D) TRANSACTIONS WITH RELATED PARTIES

Transactions undertaken with related parties during the year include the provision of lending, investment, advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

QTC may from time-to-time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    69

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

No provisions for doubtful debts have been raised in relation to any outstanding balances, and no expenses recognised in respect of bad or doubtful debts due from related parties.

Contributions to superannuation funds on behalf of employees are disclosed in note 7.

29. Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(A) COMPENSATION

(i) DISCLOSURE BY CATEGORY

	2010 $	2009 $

CAPITAL MARKETS OPERATIONS
Directors
Short-term employment benefits (1)	370 479	354 955
Post-employment benefits (2)	14 280	13 023

Total	384 759	367 978

Executive officers
Short-term employment benefits (1)	2 937 530	2 201 239
Post-employment benefits (2)	183 680	157 336

Total	3 121 210	2 358 575

(1)	Directors’ short-term benefits include board members fees, and in relation to the Chairman, also includes reimbursement of telephone expenses and the provision of a car park. Executive officers’ short-term benefits include wages, annual leave, long service leave, bonuses and non-monetary benefits such as car parks and motor vehicle benefits.
(2)	Post-employment benefits include superannuation contributions made by the Corporation.

(ii) DIRECTORS

Details of the nature and amount of each major element of the remuneration of the Directors are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS		TOTAL
	2010 $	2009 $	2010 $	2009 $	2010 $	2009 $

Sir Leo Hielscher – Chairman (1)	118 018	117 726	—	—	118 018	117 726
Alex Beavers – Deputy Chairman (2)	40 504	—	—	—	40 504	—
Tim Spencer (3)	7 834	47 974	—	—	7 834	47 974
Gillian Brown	37 232	36 325	3 351	3 269	40 583	39 594
John Dawson (4)	40 211	29 138	3 620	2 622	43 830	31 760
Marian Micalizzi	40 609	39 620	3 655	3 566	44 264	43 186
Bill Shields	44 741	44 552	—	—	44 741	44 552
Shauna Tomkins	40 609	39 620	3 655	3 566	44 264	43 186

(1)	Resigned 30 June 2010.
(2)	Appointed 1 September 2009 as Deputy Chairman. Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.
(3)	Resigned 31 August 2009. Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.
(4)	Appointed 1 September 2008.

No remuneration is payable to the Directors of the Long Term Asset Advisory Board.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    70

29. Key management personnel CONTINUED

(iii) EXECUTIVE OFFICERS

Executive Officers are those officers who are members of the Executive Management Team involved in the strategic direction, general management and control of the business at an organisational level.

Short-term benefits include wages, annual leave, long service leave and other non-monetary benefits, but exclude any at-risk performance payments (bonuses) for which they may be eligible. Post-employment benefits include superannuation payments made on behalf of the employee.

Details of the nature and amount of each major element of the remuneration of the Executive Officers are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS		TOTAL
	2010 $	2009 $	2010 $	2009 $	2010 $	2009 $
Chief Executive	563 484	510 517	33 810	49 784	597 294	560 301
General Manager	372 411	345 333	32 700	30 322	405 111	375 654
General Manager	284 573	264 219	34 584	32 022	319 157	296 242
General Manager	238 706	217 758	28 307	26 210	267 013	243 969
General Manager	—	216 578	—	18 998	—	235 574
General Manager*	145 986	—	11 890	—	157 876	—
General Manager*	114 827	—	9 668	—	124 495	—
General Manager*	114 823	—	9 668	—	124 491	—
General Manager*	111 288	—	9 772	—	121 060	—
General Manager*	77 763	—	7 368	—	85 131	—
General Manager*	63 469	—	5 913	—	69 382	—

*	Remuneration paid relates only to the period from appointment as General Manager.

(B) OTHER TRANSACTIONS

There were no loans to/from key management personnel during the financial year.

30. Remuneration of officers

AGGREGATE AT-RISK PERFORMANCE INCENTIVE REMUNERATION

YEAR OF ASSESSMENT
	2010 $	2009 $
Aggregate at-risk performance incentive paid or payable	3 555 780	3 297 767
Aggregate remuneration of employees to whom a performance incentive is payable	20 942 789	19 794 684
Number of employees to whom a performance incentive is payable	160	179

31. Auditor’s remuneration

The external auditor (Queensland Audit Office) does not provide any consulting services to QTC.

Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below.

	2010 $	2009 $
AUDIT SERVICES
Audit of QTC	360 000	374 840

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    71

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2010

32. Investment in joint venture entity

ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
		2010	2009	2010	2009
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	2010 $000	2009 $000
Income statement
Revenues	44 318	30 270
Expenses	43 899	30 030
Profit before income tax expense	419	240
Income tax expense	—	—
Net profit	419	240
Balance sheet
Current assets	14 793	26 683
Total assets	14 793	26 683
Current liabilities	13 385	25 380
Non-current liabilities	170	380
Total liabilities	13 555	25 760
Net assets	1 238	923

QTC’s share of the joint venture entity’s results and retained profits, including movements in the carrying amount of the investment consists of:

Share of post-acquisition retained profits
Share of retained profits at 1 July	392	334
Share of net result	210	120
Dividend received	(30)	(62)
Share of retained profits at 30 June	572	392
Movements in carrying amount of investment
Carrying amount at 1 July	492	434
Dividends received	(30)	(62)
Share of net result	210	120
Carrying amount at 30 June	672	492

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    72

33. Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2010%	VOTING RIGHTS 2010%	BENEFICIAL INTEREST 2009%	VOTING RIGHTS 2009%

Queensland Treasury Holdings Pty Ltd (QTH) (1)	Holding company for a number of subsidiaries and investments	40	24	40	24
Queensland Lottery Corporation Pty Ltd (2)	Holds the lottery licence and trade marks on behalf of the State of Queensland	40	24	40	24
DBCT Holdings Pty Ltd (2)	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12
Queensland Airport Holdings (Mackay) Pty Ltd (2)	Owns the land for Mackay airport which it has leased under a 99 year lease arrangement	40	24	40	24
Queensland Airport Holdings (Cairns) Pty Ltd (2)	Owns the land for Cairns airport which it has leased under a 99 year lease arrangement	40	24	40	24
Network Infrastructure Company Pty Ltd (2) (3)	Established to hold infrastructure assets	40	24	—	—
City North Infrastructure Pty Ltd (2)	Manages the procurement of the Airport Link and Northern Busway projects	13.3	8	13.3	8
Sunshine Locos Pty Ltd (4)	Dormant	50	50	50	50

(1)	QTH holds an interest in Queensland Motorways Limited; 2 of a total 187 523 shares (2009 2 of 177 466).
(2)	Beneficial interest and voting rights in the Company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
(3)	Incorporated on 15 June 2010.
(4)	While a controlled entity of QTC, Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.

34. Dividends

QTC is required to pay dividends to the Queensland Government as the Treasurer determines from time-to-time. At 30 June 2010, no dividend (2009: nil) has been provided for in the accounts of QTC.

35. Events subsequent to balance date

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    73

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2 (A) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2010, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2009 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane
18 August 2010

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    74

Independent Auditor’s Report TO QUEENSLAND TREASURY CORPORATION

Report on the Financial Report

I have audited the accompanying financial report of Queensland Treasury Corporation which comprises the balance sheet as at 30 June 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year ended on that date, a summary of significant accounting policies, other explanatory notes and certificates given by the Under Treasurer – Queensland Treasury as the Corporation Sole and Chief Executive.

THE CORPORATION SOLE’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The Corporation Sole is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, including compliance with Australian Accounting Standards (including the Australian Accounting

Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 2(A), the Corporation Sole also states, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that compliance with Australian equivalents to International Financial Reporting Standards ensures that the financial report, comprising the financial statements and notes, complies with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Corporation, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

AUDITOR’S OPINION

In accordance with s.40 of the Auditor-General Act 2009 –

(a)	I have received all the information and explanations which I have required; and

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    75

Independent Auditor’s Report TO QUEENSLAND TREASURY CORPORATION (CONTINUED)

(b)	in my opinion –

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2009 to 30 June 2010 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(A).

G G POOLE FCPA
Auditor-General of Queensland	Queensland Audit Office
Brisbane

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    76

Management Report FOR THE YEAR ENDED 30 JUNE 2010

Review of Operations

QTC made an operating profit after tax for the year ended 30 June 2010 of A$796.272 million consisting of the following operating segment results:

CAPITAL MARKET OPERATIONS

During the period from 1 July 2009 to 30 June 2010, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2010 for the Capital Markets Operations segment was A$209.436 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

QTC made an operating profit after tax of A$586.836 million for the Long Term Assets segment. The result partially reversed the significant losses recorded in the previous year due to the poor performance of the equity, property and credit markets.

The accumulated losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Principal risks and uncertainties

The 2009-10 financial year saw improvements in market liquidity and moderate global growth which were boosted by high levels of monetary and fiscal stimulus. In Australia, the economic downturn was much less severe than expected. Looking ahead, we remain cautious about the sustainability of economic conditions as global economies focus on unwinding stimulatory policies and reducing their deficits.

G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane
18 August 2010

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    77

APPENDIX A: Loans to Customers

	TOTAL DEBT OUTSTANDING (MARKET VALUE)	TOTAL DEBT OUTSTANDING (MARKET VALUE)	AVERAGE EXPECTED TERM	AVERAGE EXPECTED TERM
	30 JUNE 2009	30 JUNE 2010	30 JUNE 2009	30 JUNE 2010
LOANS TO CUSTOMERS	$000	$000	(YRS)*	(YRS)*
BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	18 518	31 042	5.81	N/A
Department of Community Safety – Emergency Services	1 571	539	1.13	0.13
Department of Community Safety – Corrective Services	67	54	0.21	2.71
Department of Employment, Economic Development and Innovation – Office of Racing	3 207	2 638	4.91	3.91
Department of Employment, Economic Development and Innovation – Tourism Regional Development and Industry	135 058	128 469	5.53	4.57
Department of Justice and Attorney-General	57 242	38 917	2.96	1.96
Department of Premier and Cabinet – Arts Queensland	16 897	15 198	N/A	N/A
Department of Public Works – Administrative Services	95 817	79 638	4.14	4.01
Department of the Premier and Cabinet	16 946	16 313	6.80	5.80
Department of Transport and Main Roads – Main Roads	1 077 315	1 031 320	7.35	6.52
Department of Transport and Main Roads – Queensland Transport	83 569	76 964	6.92	6.28
Forestry Plantations Queensland	79 282	80 112	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	154	—	0.76	—
QBuild	9 744	25 082	3.39	2.42
QFleet	258 559	244 456	N/A	N/A
Queensland Fire and Rescue Authority	3 934	3 721	5.21	4.21
Queensland Ambulance Service	80	—	0.13	—
Queensland Audit Office	325	110	1.46	0.46
Queensland Health	122 875	117 965	8.96	7.96
Queensland Treasury	7 693 099	13 282 874	N/A	N/A
Sales and Distribution Services	4 113	2 945	N/A	N/A
Translink Transport Authority	—	4 846	—	9.89
Urban Land Development Authority	34 825	46 204	5.77	N/A

TOTAL	9 713 198	15 229 408

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	2 286	1 679	N/A	N/A

TOTAL	2 286	1 679

GOVERNMENT OWNED CORPORATIONS
CS Energy Ltd	851 365	862 497	N/A	N/A
ENERGEX Ltd	3 889 263	4 207 280	N/A	N/A
Ergon Energy Corporation Limited	3 807 095	4 130 523	N/A	N/A
Eungella Water Pipeline Pty Ltd	32 896	33 047	13.74	13.37
Gladstone Ports Corporation	558 335	611 961	N/A	N/A
Port of Brisbane Corporation	671 994	764 571	N/A	N/A
Port of Townsville Limited	6 084	11 367	N/A	14.14
Ports Corporation of Queensland Limited	492 209	795 317	N/A	N/A
Powerlink	3 097 789	3 433 076	N/A	N/A
QR Limited	6 565 769	4 379 640	N/A	N/A
Queensland Rail Limited	—	3 069 717	N/A	N/A
Stanwell Corporation Limited	258 822	655 365	N/A	N/A

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    78

	TOTAL DEBT OUTSTANDING (MARKET VALUE)	TOTAL DEBT OUTSTANDING (MARKET VALUE)	AVERAGE EXPECTED TERM	AVERAGE EXPECTED TERM
	30 JUNE 2009	30 JUNE 2010	30 JUNE 2009	30 JUNE 2010
LOANS TO CUSTOMERS	$000	$000	(YRS)*	(YRS)*
SunWater	220 181	225 781	N/A	N/A
Tarong Energy Corporation Limited	450 640	458 179	N/A	N/A

TOTAL	20 902 441	23 638 321

LOCAL GOVERNMENTS
Balonne Shire Council	2 257	1 877	8.94	9.53
Banana Shire Council	8 123	14 824	N/A	16.18
Barcaldine Regional Council	1 784	1 701	14.44	14.51
Barcoo Shire Council	99	86	5.82	4.90
Blackall Tambo Regional Council	599	415	7.22	8.65
Brisbane City Council	389 531	995 138	13.94	13.94
Bulloo Shire Council	1 453	1 325	7.73	6.83
Bundaberg Regional Council	45 796	61 030	10.87	N/A
Burdekin Shire Council	7 261	7 516	5.24	5.87
Cairns Regional Council	103 041	106 816	16.48	17.13
Carpentaria Shire Council	1 565	4 265	7.03	16.08
Cassowary Coast Regional Council	20 622	20 639	N/A	N/A
Central Highlands Regional Council	15 035	14 363	17.26	N/A
Charters Towers Regional Council	576	419	4.86	4.70
Cloncurry Shire Council	3 880	4 541	8.54	12.64
Cook Shire Council	4 560	4 553	14.78	14.30
Diamantina Shire Council	1 956	1 780	8.09	7.34
Etheridge Shire Council	3 575	3 231	7.53	6.69
Fraser Coast Regional Council	114 162	120 511	13.03	N/A
Gladstone Regional Council	48 969	113 473	15.11	17.52
Gold Coast City Council	260 660	616 570	N/A	N/A
Goondiwindi Regional Council	432	2 011	5.74	16.97
Gympie Regional Council	13 889	29 411	16.53	18.57
Hope Vale Aboriginal Council	855	867	18.08	17.60
Ipswich City Council	189 035	304 180	N/A	N/A
Isaac Regional Council	—	7 725	N/A	18.74
Local Government Association of Queensland	1 347	1 751	N/A	N/A
Lockyer Valley Regional Council	664	556	6.85	6.47
Logan City Council	77 947	112 974	N/A	N/A
Longreach Regional Council	1 122	3 472	15.66	18.23
Mackay Regional Council	115 099	112 347	15.48	15.34
Maranoa Regional Council	9 942	13 396	12.43	11.76
McKinlay Shire Council	524	485	8.27	7.49
Moreton Bay Regional Council	269 464	347 966	N/A	N/A
Mount Isa City Council	10 173	14 187	15.52	17.92
Murweh Shire Council	3 614	4 308	8.97	7.78
North Burnett Regional Council	1 296	1 181	9.34	8.91
Paroo Shire Council	2 267	2 289	16.48	15.99
Redland City Council	42 245	46 289	13.32	12.54
Richmond Shire Council	2 322	2 195	9.47	8.63
Rockhampton Regional Council	126 327	158 820	11.56	10.35
Scenic Rim Regional Council	1 831	3 643	9.96	4.71
South Burnett Regional Council	14 195	11 053	N/A	13.55

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    79

APPENDIX A: Loans to Customers (CONTINUED)

	TOTAL DEBT OUTSTANDING (MARKET VALUE)	TOTAL DEBT OUTSTANDING (MARKET VALUE)	AVERAGE EXPECTED TERM	AVERAGE EXPECTED TERM
	30 JUNE 2009	30 JUNE 2010	30 JUNE 2009	30 JUNE 2010
LOANS TO CUSTOMERS	$000	$000	(YRS)*	(YRS)*
Southern Downs Regional Council	19 738	19 769	14.48	14.17
Sunshine Coast Regional Council	112 160	197 085	10.48	N/A
Tablelands Regional Council	7 216	5 416	9.80	11.51
Toowoomba Regional Council	102 153	99 963	N/A	N/A
Torres Shire Council	1 743	2 560	6.85	11.75
Torres Strait Island Regional Council	603	593	12.21	11.56
Townsville City Council	205 042	387 396	13.84	16.30
Western Downs Regional Council	3 781	13 666	11.17	16.01
Whitsunday Regional Council	26 183	28 078	13.25	15.48
Winton Shire Council	3 556	3 586	16.87	16.39

TOTAL	2 402 268	4 034 291

STATUTORY BODIES
DRAINAGE BOARDS
East Deeral Drainage Board	10	1	1.05	0.08
Eugun Bore Water Authority	165	121	3.38	2.41
Matthews Road Drainage Board	4	—	0.58	—
GRAMMAR SCHOOLS
Brisbane Girls Grammar School	25 103	24 131	12.08	11.49
Brisbane Grammar School	12 193	27 127	11.25	16.35
Ipswich Girls’ Grammar School	20 580	22 920	N/A	N/A
Ipswich Grammar School	2 649	2 138	4.68	3.69
Rockhampton Girls Grammar School	4 176	4 392	17.32	16.37
Rockhampton Grammar School	10 862	10 678	15.37	15.08
Toowoomba Grammar School	253	7 038	0.56	13.32
Townsville Grammar School	12 437	17 862	12.35	13.19
RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	415	327	4.28	3.32
UNIVERSITIES
Griffith University	103 378	90 152	7.07	6.45
James Cook University	25 104	24 909	13.88	13.30
Sunshine Coast University	21 335	19 664	10.99	10.58
WATER BOARDS
Avondale Water Board	470	383	4.71	3.73
Fernlee Water Authority	952	967	19.32	18.87
Gladstone Area Water Board	137 587	140 900	21.53	11.93
Glamorgan Vale Water Board	68	47	8.70	11.26
Grevillea Water Board	—	173	—	14.83
Kelsey Creek Water Board	1 211	1 050	5.83	4.91
Mount Isa Water Board	3 903	3 664	8.85	8.03
Pioneer Valley Water Board	3 523	2 972	5.68	4.80
Riversdale Murray Valley Water Management Board	463	364	4.21	3.22
Six Mile Creek Water Board	3	—	0.11	—

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    80

	TOTAL DEBT OUTSTANDING (MARKET VALUE)	TOTAL DEBT OUTSTANDING (MARKET VALUE)	AVERAGE EXPECTED TERM	AVERAGE EXPECTED TERM
	30 JUNE 2009	30 JUNE 2010	30 JUNE 2009	30 JUNE 2010
LOANS TO CUSTOMERS	$000	$000	(YRS)*	(YRS)*
WATER SUPPLY BOARDS
Bollon South Water Authority	741	708	10.47	9.47
Bollon West Water Authority	955	1 681	12.36	11.73
Ingie Water Authority	424	411	11.57	10.61
OTHER STATUTORY BODIES
Australian Agricultural Colleges Corporation	739	164	1.48	1.12
Stadiums Queensland	467 519	444 686	8.06	N/A
Mt Gravatt Showgrounds Trust	66	49	6.67	7.20
National Trust of Queensland	1 128	857	3.69	2.71
Queensland Rural Adjustments Authority	7 234	5 466	4.20	3.41
Queensland Studies Authority	730	—	1.27	—
South Bank Corporation	31 927	29 673	N/A	N/A

TOTAL	898 307	885 674

QUEENSLAND WATER ENTITIES
Queensland Bulk Water Supply Authority	2 168 001	2 384 301	N/A	N/A
Queensland Bulk Water Transport Authority	1 785 151	1 889 885	N/A	N/A
Queensland Manufactured Water Authority	236 222	2 638 785	N/A	N/A
Queensland Water Infrastructure Pty Ltd	765 736	268 444	N/A	N/A
SEQ Distribution Entity (Interim) Pty Ltd	13 416	25 340	N/A	N/A
SEQ Water Grid Manager	292 773	666 795	N/A	N/A
South East Queensland (Gold Coast) Desalination Company Pty Ltd	547 259	—	N/A	—
Southern Regional Water Pipeline Company Pty Ltd	143 073	253 814	N/A	N/A
Western Corridor Recycled Water Pty Ltd	1 896 975	—	N/A	—

TOTAL	7 848 605	8 127 364

SUNCORP-METWAY LTD
Suncorp Metway Facility	1 908	1 488	8.19	8.18

TOTAL	1 908	1 488

TOLLWAY COMPANY
Queensland Motorways Limited	2 370 069	2 899 052	N/A	N/A

TOTAL	2 370 069	2 899 052

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	259 103	231 554	N/A	N/A

TOTAL	259 103	231 554

OTHER BODIES
Aviation Australia Pty Ltd	2 546	2 493	11.48	10.84
Aspire Schools Financing Services	—	55 842	—	28.52
Department of Education and the Arts – State Schools	24	21	6.13	5.13
Parents and Citizens Associations	6 990	6 273	6.08	5.71

TOTAL	9 561	64 629

GRAND TOTAL	44 407 746	55 113 460

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

* Average Expected Term	– only includes standard principal and interest accounts
– ignores temporary funding and debt offset facility
– is not applicable for any non-standard principal and interest accounts

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    81

APPENDIX B: Partners in Financial Markets 30 JUNE 2010

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP
AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE
Domestic (Australia)	+61 2 9227 1872
Global (London)	+44 203 229 2070

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE
Domestic (Australia)	+61 2 8225 6450
Global (London)	+44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE
Domestic (Australia)	+61 2 9378 5000
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE
Domestic (Australia)	+61 2 8258 1444
Global (London)	1800 125 606

JP MORGAN	TELEPHONE
Domestic (Australia)	+61 2 9220 1358
Global (London)	+44 207 777 9667

NATIONAL AUSTRALIA BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

NOMURA SECURITIES	TELEPHONE
Domestic (Australia)	+61 2 8062 8899
Global (London)	+44 207 103 3443

ROYAL BANK OF CANADA	TELEPHONE
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0093

THE ROYAL BANK OF SCOTLAND	TELEPHONE
Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 790 066 8871

TORONTO DOMINION BANK	TELEPHONE
Domestic (Singapore)	1800 646 497
Global (London)	+44 207 628 4334

UBS AG2	TELEPHONE
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL
PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Ltd	+61 2 9227 1772
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2688
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744

MULTI-CURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 917 304 8531
Deutsche Bank Securities (New York)	+1 212 250 5159

MULTI-CURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Deutsche Bank AG (Singapore)	+65 6883 1698
National Australia Bank Limited (Hong Kong and London)	+852 9182 1165
RBC Capital Markets (Sydney)	+61 2 9033 3300
UBS Ltd (London)	+44 207 329 0203

MULTI-CURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE
Includes all Domestic and Global A$ Bond Facility Distribution Group[5]

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    82

MULTI-CURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]
PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Limited	+1 212 8019 160
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Securities America	+1 212 612 7000
Daiwa Securities SMBC Europe	+61 3 9916 1388
Deutsche Bank Securities Inc (New York)[6]	+1 212 469 7500
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7380
RBS Greenwich Capital	+44 207 085 0000
TD Securities	+1 212 827 7325
UBS Investment Bank	+44 207 567 3782

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Reverse inquiry also permitted
5	Lead Arranger – UBS Ltd (London)
6	Lead Arranger

ISSUING AND PAYING AGENTS

	CONTACT	TELEPHONE	FACSIMILE	EMAIL
AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	SFE.Registry@asx.com.au

AUD DOMESTIC BONDS
Link Market Services Ltd	Markings / Transfers	+61 2 8280 7868	+61 2 9287 0315	qtcregistry@linkmarketservices.com.au

AUD GLOBAL BONDS
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 3202	+1 615 866 3887	transfer.operations@db.com

EURO COMMERCIAL PAPER
Deutsche Bank AG, London	Client Services	+44 207 547 3553	+44 207 547 6149	TSS-GDS.ROW@db.com
+44 207 547 6528

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2455	mmi.operations@db.com

EURO MEDIUM-TERM NOTES
Deutsche Bank AG, London	Client Services	+44 207 547 3553	+44 207 547 6149	TSS-GDS.ROW@db.com
+44 207 547 6528

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    83

APPENDIX C: Statutory and Mandatory Disclosure Statements

Internal Audit

QTC has an established internal audit function, which it currently outsources to KPMG.

The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, adequate and efficient internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

AUDIT PLANNING

(a)	developing an annual audit plan, based on the assessment of financial and business risks and aligned with QTC’s strategic goals and objectives

(b)	consulting with QTC’s management team in relation to development of that plan

(c)	submitting the plan to the QTC Accounts and Audit Committee for review and approval, and

(d)	developing and implementing an audit program based on the plan, which is flexible enough to meet QTC’s changing business needs and coordinates the necessary resources to implement the plan and any additional special requests.

ASSURANCE REPORTS

(a)	providing regular audit reports and periodic program management reports to the management team, and the QTC Accounts and Audit Committee.

COMPETENCE AND STANDARDS

(a)	developing and maintaining an appropriately-skilled and professional audit team with sufficient knowledge, skills and experience to implement the plan.

PROCESS IMPROVEMENT

(a)	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

ADVICE

(a)	providing advice with respect to internal controls and business practices.

In the year under review, KPMG completed its internal audits in accordance with the approved annual audit plan. The timing of some audits, however, differed from the original plan, due to project and resourcing issues.

Public Records Act Implementation

During the year, QTC progressed its compliance with the provisions of the Public Records Act 2002 and the implementation of Information Standard 40: Recordkeeping, and Information Standard 31: Retention and Disposal of Public Records. QTC is finalising the development of its Information Management Manual and, with State Archives, is developing a QTC-specific Retention and Disposal Schedule. We have maintained our focus on the effective management of our hard-copy records and expect to complete this work by the end of 2010, thereby generating additional business benefit through the efficient and effective management of all corporate records. Looking forward, QTC will review its existing electronic document management system in the next financial year, with a view to upgrading or replacing this system.

Public Sector Ethics Act Implementation

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act. QTC employees are required to comply with QTC’s Code of Conduct for employees (which sets out the ethics principles and obligations under the Public Sector Ethics Act) as well the Code of Conduct established by the Australian Financial Markets Association, of which QTC is a member. Both codes are available electronically to employees through QTC’s in-house information management system. Copies of these codes can be inspected by contacting QTC’s People and Performance Group (see Corporate Directory for contact details). Training for employees on ethical obligations is provided as part of QTC’s employee induction process and on an ongoing basis.

QTC’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of its business and affairs. QTC is committed to observing high standards of integrity and fair-dealing in the conduct of its business and to acting with due care, diligence and skill.

QTC’s compliance policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Remuneration: Board and Committees

For the Capital Markets Advisory Board for the year ending 30 June 2010, the total remuneration payments made to the

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    84

members was $384,759 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $25,649.

For the Long Term Asset Advisory Board for the year ending 30 June 2010, no payments were made to members in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members).

Whistleblowers Protection Act 1994

Section 30(1) of the Whistleblowers Protection Act 1994 requires QTC to disclose, in its Annual Report, statistical information for the reporting period in respect of the number of disclosures received and the number of disclosures substantially verified. During the year under review, QTC has not received, nor had to substantially verify, any disclosures.

Overseas travel

QTC raises funds in offshore financial markets and, from time-to-time, Board directors and QTC officers visit these markets to transact business on behalf of QTC. All overseas travel is approved by the Treasurer. In the year under review, international travel included:

OFFICER TRAVELLING	DESTINATION & DATES	REASON FOR TRAVEL	COST
Senior Economist	Hong Kong, Europe, United Kingdom, United States 2–10 September	Participated in Deutsche Bank’s Annual International Investor Mission.	$26 522
Team Leader, QA	Hong Kong 20–26 September	Participated in Citi’s Annual Fixed Income Asia Pacific Conference.	$7 890
Team Leader, Local Government; CEO, LGIS	United Kingdom 13–18 September	Led Queensland local government representatives in a UK trade delegation on alternative waste technologies (LGIS & QTC).	$24 627
Chairman; Under Treasurer; Chief Executive; General Manager, Financial Markets*	United States, United Kingdom, Europe, Asia 20 September–3 October	Conducted meetings with QTC’s Global AUD Fixed Interest Distribution Group and existing and potential investors to promote Queensland’s fiscal and economic management and strengths, and QTC’s A$ Global Bonds and other funding facilities.	$111 186
General Manager, Financial Markets; Portfolio Manager	Asia 1–11 November	Presented to the Nomura Conference. Attended the Daiwa Conference. Conducted ECP review meetings with QTC’s Global AUD Fixed Interest Distribution Group and investors.	$23 609
Deputy Under Treasurer; General Manager, Funding and Markets*	New Zealand 28–29 January	Conducted a series of meetings with investors and members of QTC’s Global AUD Fixed Interest Distribution Group.	$6 583
General Manager, Funding and Markets; Portfolio Manager	Asia 2–5 February	Conducted a series of meetings with investors and members of QTC’s Global AUD Fixed Interest Distribution Group. Attended Citi’s Asia Pacific Investor Conference.	$20 110
Chairman; General Manager, Funding and Markets	Middle East 27 February–5 March	Undertook a series of meetings with potential investors in the Middle East.	$39 680

Portfolio Manager	United Kingdom 15–19 March	Participated in the BNP Paribas Fixed Income Asia Central Bank Training seminar.	$13 784
General Counsel	United States, United Kingdom, Sweden 10–20 March	Conducted meetings regarding Queensland Rail Cross Border Leases.	$17 134
General Manager, Funding and Markets; Portfolio Manager	United Kingdom, United States 19 March–1 April	Conducted meetings with investors and review meetings with QTC’s Global AUD Fixed Interest Distribution Group.	$23 195
Director, Funding and Markets; Portfolio Manager	Asia 8–23 April	Conducted offshore dealer panel (Euro CP) reviews and attended the Nomura Conference.	$26 693
Director, Funding and Markets	United States 4–8 May	Conducted meetings with QTC’s Global AUD Fixed Interest Distribution Group and attended investor function with Queensland’s Premier.	$14 922

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    85

APPENDIX C: Statutory and Mandatory Disclosure Statements (CONTINUED)

OFFICER TRAVELLING	DESTINATION & DATES	REASON FOR TRAVEL	COST
General Manager, Funding and Markets	Hong Kong 26–28 May	Presented at the Euromoney Conference.	$9 780
Director, Funding and Markets	Switzerland 12–19 June	Participated in the UBS Sovereign Conference.	$12 163
Chairman; Deputy Under Treasurer; General Manager, Funding and Markets	Japan 20–25 June	Conducted a series of meetings with Japanese market participants to update on the Queensland Budget and the impact of the withdrawal of the Australian Government Guarantee.	$45 479

*	QTC’s General Manager, Financial Markets position title changed to General Manager, Funding and Markets in December 2009.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    86

APPENDIX D: Corporate Directory and Glossary

Queensland Treasury Corporation

Level 14, 61 Mary Street	Telephone: +61 7 3842 4600
Brisbane Queensland Australia	Facsimile: +61 7 3221 4122

GPO Box 1096	Internet: www.qtc.com.au
Brisbane Queensland Australia 4001

Queensland Treasury Corporation’s annual reports [ISSN 1837-1256 (print); ISSN 1837-1264 (online)] are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call QTC’s Communication and Marketing Group on +61 7 3842 4945.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding QTC’s Annual Report, please contact QTC’s Communication and Marketing Group on 07 3842 4945 and we will arrange for an interpreter to assist you.

If you would like to comment on our Annual Report, please complete the feedback form that can be downloaded from the Annual Reports page on our website (www.qtc.com.au).

Glossary

AUSTRALIAN GOVERNMENT GUARANTEE: On 12 October 2008, the Australian Government announced guarantee arrangements for deposits and wholesale funding of eligible authorised deposit-taking institutions (ADIs). The arrangements were designed to promote financial system stability in Australia, and ensure that Australian institutions were not placed at a disadvantage compared to their international competitors that could access similar government guarantees on bank debt. In February 2010, following improvement in market conditions, the Australian Government announced it would no longer offer to guarantee new state government borrowings issued after 31 December 2010.

BASIS POINT: One hundredth of one per cent (0.01%).

BOND: A financial instrument whereby the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

CP (COMMERCIAL PAPER): A short-term money-market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

CREDIT RATING: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

DISTRIBUTION GROUP: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

GLOBAL FINANCIAL CRISIS: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about solvency over the first half of 2008-09, peaking in September 2008. Since March 2009, however, markets have become more optimistic even as the normalisation in financial-markets functioning still appears some way off.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2009–2010    87

GOC: Government Owned Corporation.

ISSUE PRICE: The price at which a new security is issued in the primary market. LIQUID: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

MARKET VALUE: The price at which an instrument can be purchased or sold in the current market.

MTN (MEDIUM-TERM NOTE): A financial debt instrument that can be structured to meet an investor’s requirements in regard to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

PUBLIC PRIVATE PARTNERSHIP: A public private partnership (PPP) is a risk-sharing relationship between the public and private sectors to deliver public infrastructure and related non-core services.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-NOTE (TREASURY NOTE): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

EXECUTIVE
Telephone: +61 7 3842 4611	Facsimile: +61 7 3210 0262
GROUPS
BUSINESS SOLUTIONS GROUP
Telephone: +61 7 3842 4743	Facsimile: +61 7 3210 1198
FINANCIAL SOLUTIONS GROUP

Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

STRATEGIC PARTNERING GROUP
Telephone: +61 7 3842 4901	Facsimile: +61 7 3211 4122
TREASURY DEPARTMENT GROUP
Telephone: +61 7 3842 4798	Facsimile: +61 7 3211 3629
CUSTOMER AND MARKET SOLUTIONS DELIVERY
Telephone: +61 7 3842 4644	Facsimile: +61 7 3221 2486
STOCK REGISTRY (LINK MARKET SERVICES LTD)
Telephone: 1800 777 166	Facsimile: +61 2 9287 0315
FUNDING AND MARKETS GROUP
Telephone: +61 7 3842 4789	Facsimile: +61 7 3221 2410
RISK GROUP
Telephone: +61 7 3842 4704	Facsimile: +61 7 3236 9031
OPERATIONS GROUP
Telephone: +61 7 3842 4641	Facsimile: +61 7 3221 4122
STRATEGY GROUP
Telephone: +61 7 3842 4725	Facsimile: +61 7 3221 2410
COMMUNICATION AND MARKETING GROUP
Telephone: +61 7 3842 4714	Facsimile: +61 7 3211 3629
PEOPLE AND PERFORMANCE GROUP
Telephone: +61 7 3842 4761	Facsimile: +61 7 3210 2358

QUEENSLAND TREASURY CORPORATION

Level 14, 61 Mary Street Brisbane Queensland Australia

GPO Box 1096 Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122

www.qtc.com.au